UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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DTE Energy Company
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DTE Energy

2018 PROXY STATEMENT
& NOTICE OF ANNUAL MEETING

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,
We invite you to attend our company’s annual meeting of shareholders, which will be held on May 3, 2018 in Palm Beach, Florida. Please see page 77 for details on attending.
2017 was a year of great progress on many fronts for DTE Energy, driven by the energy and focus of our 10,000 dedicated employees. Their engagement earned our company its fifth consecutive Gallup Great Workplace Award, placing us in the top four percent worldwide.
Our employees also delivered on our commitment to our customers. Our response to the historic storm in March 2017, along with process improvements in the way we serve our customers, propelled us to the top of JD Power’s rankings for gas and electric business customer satisfaction among our Midwest peers.
We also had a landmark year in our operations. We achieved top decile reliability at our largest power plants and wind generation, and we made significant progress in our ongoing work to modernize our energy grid and gas distribution system while keeping our customers’ bills affordable.
In addition to delivering for our customers, we produced record results for you, our shareholders. After raising our earnings guidance twice during the year, we achieved record earnings of more than $1 billion.
Our operational and financial strength enables us to plan for the long term; it also enables us to look beyond the walls of our company to the role we aspire to play in building healthy, strong and sustainable communities. In addition to donating over $50 million to charitable causes in 2017, DTE Energy is working to harness the economic engine of the private sector to the task of revitalizing our neighborhoods, strengthening our local economies, and preparing our youth to succeed in the workforce.
Our commitment to our communities also extends to environmental sustainability. Our announcement in May 2017 of plans to step down our carbon emissions more than 80 percent by 2050 establishes DTE Energy as an industry leader without ever losing sight of our mission to provide safe, affordable and reliable energy to our customers.
Thank you for your continued investment in DTE Energy.

James B. Nicholson	Gerard M. Anderson
Lead Independent Director	Chairman and Chief Executive Officer

DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226
2018 Notice of Annual Meeting of Shareholders and Proxy Statement

Meeting Date:	Time:	Location:
Thursday, May 3, 2018	8:00 a.m. Eastern Daylight Time	Four Seasons Resort Palm Beach 2800 South Ocean Boulevard Palm Beach, FL 33480
We invite you to attend the annual meeting of DTE Energy Company.
Agenda:

1.	Elect twelve directors;
2.	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2018;
3.	Provide an advisory vote to approve executive compensation;
4.	Vote on a management proposal to amend and restate the Long-Term Incentive Plan to authorize additional shares;
5.	Vote on a shareholder proposal to perform an economic assessment of continued operation of Fermi 2;
6.	Vote on a shareholder proposal to amend our bylaws to allow shareholders with 10% outstanding common stock in the aggregate to call a special meeting; and
7.	Consider any other business that may properly come before the meeting.
Only shareholders of record at the close of business on March 6, 2018, the record date for this meeting, or their representatives authorized by proxy may attend or vote at the meeting.
This 2018 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 19, 2018.
This year, beginning on or about March 19, 2018, we have conserved resources and reduced costs by mailing a meeting notice to many of our registered and beneficial shareholders containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote online or how to request a paper copy. Shareholders who receive that meeting notice will not receive a paper copy of the Proxy Statement and Annual Report on Form 10-K or a proxy card unless they request one.
Every vote is important. You may vote your shares (1) by telephone, (2) via the Internet, (3) if you received a paper copy, by completing and mailing the enclosed proxy card in the return envelope or (4) in person at the annual meeting. Specific instructions for voting by telephone or via the Internet are attached to the proxy card or to the meeting notice that you received if you did not receive a paper copy. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If you wish to attend the annual meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page 77 to pre-register.

By Order of the Board of Directors

Lisa A. Muschong Vice President, Corporate Secretary & Chief of Staff
March 8, 2018
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 3, 2018:
The Proxy Statement and Annual Report are available to security holders free of charge at
proxydocs.com/dte

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PROXY STATEMENT SUMMARY
DTE Energy Aspiration and System of Priorities

At DTE Energy Company (“DTE Energy,” the “Company,” “we,” “us” or “our”), we aspire to be the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve. This aspiration drives everything we do and has led us to develop a system of corporate priorities that guide our daily, monthly and annual plans which help us to achieve this aspiration. Our Board of Directors (the “Board”) evaluates our Company’s and executives’ performance based upon goals that align with this system of priorities and we will refer to this system of priorities as we discuss DTE Energy’s performance and our compensation programs throughout this Proxy Statement.

Becoming the best-operated energy company means having great corporate governance, competitive compensation and excellent shareholder relations.

DTE ENERGY 2018 PROXY STATEMENT 1

Shareholder Engagement
We have continued our shareholder engagement activities this year and, as a result of those discussions, we’ve learned a lot about what is important to our shareholders. The Shareholder engagement team consists of members from the Corporate Secretary's office, the General Counsel organization, Investor Relations, Environmental Management, and Corporate Communications. Shareholder engagement is a year-round process for us.

Every spring we reach out to large shareholders to discuss issues related to proxy season and the proposals to be presented at our annual meeting. In the fall we conduct another round of conversations to discuss general governance issues and trends. We also discuss pressing matters on an ad hoc basis.

INSTITUTIONAL SHAREHOLDERS
SHAREHOLDER ENGAGEMENT TEAM
BOARD OF DIRECTORS AND COMMITTEES

Our shareholder engagement activities help us identify governance and compensation policies and practices that are most important to our shareholders.
The shareholder engagement team reports directly to the Corporate Governance Committee and other committees as needed, conveying the feedback received from shareholders and proposing implementation of best practices.

The committees and the full Board of Directors deliberate over proposed governance changes, adopt best practices and provide guidance to the shareholder engagement team in their communications with shareholders.

In 2017, the Company held discussions with shareholders who collectively own or exercise voting control over 33.7% of the Company’s outstanding shares. In addition, the Company routinely contacts shareholders who have submitted proposals for inclusion in our annual proxy statement, in an effort to understand their concerns and to address, where possible, the issues behind their proposals. We will continue to look for opportunities to provide more information about the Company’s approach on topics of interest to shareholders, and to stimulate more conversations with shareholders.
Governance Highlights
The Board is committed to creating long-term value for our shareholders while operating in an ethical, legal, environmentally sensitive and socially responsible manner. The Board follows sound governance practices, some of which are highlighted below. For more detail, see the “Corporate Governance” section of this Proxy Statement.

•	Eleven of twelve director nominees, 92%, are independent; our Chairman & Chief Executive Officer ("CEO") is the only management director.

•	All Board committees are composed exclusively of independent directors.

•
We have implemented a proxy access provision, which makes it possible for a group of shareholders meeting certain criteria to nominate and include in the Company’s proxy materials a candidate for the Board.

•
We have a Lead Independent Director, elected by the independent members of the Board. The Lead Independent Director maintains final approval authority over Board agendas, meeting materials and schedules. The Lead Independent Director is also available for consultation and direct communication with large shareholders.

•	Independent directors met in executive sessions chaired by the Lead Independent Director at six of the seven 2017 Board meetings.

•	All of our directors are elected annually.

•	We have a majority vote requirement for uncontested director elections.

•	The Board and its committees conduct annual self-assessments. In addition, each independent director who has served for one year or more undergoes an annual peer review.

•	Our executive officers and directors are all subject to robust stock ownership requirements.

•	We have instituted anti-hedging policies applicable to all Company directors, officers and employees.

2 DTE ENERGY 2018 PROXY STATEMENT

•
Our Board’s Mission and Governance Guidelines recommend that the Board consider diversity of characteristics including experience, gender, race, ethnicity and age when evaluating nominees for the Board.

•	We limit our directors who are CEOs of public companies to a total of not more than three public company boards and all other directors to a total of not more than four public company boards.
Performance Highlights
The Company continued to deliver on its objectives to provide strong earnings per share and dividend growth in 2017, while maintaining a strong balance sheet, employee engagement and improving customer service. Some highlights of the Company’s 2017 performance include:

•	Achieved 7.2% compound operating earnings per share growth during the five years ending 2017 (see discussion of operating earnings on page 47).

•	Increased our dividend payment to an annualized rate of $3.30 per share in 2017, representing a 7.1% increase over the annualized dividend rate in 2016.

•	Provided our shareholders with a five-year total shareholder return of 216% (indexed with 2012 as the base year = 100%).

•	Delivered cash from operations of $2.1 billion in 2017.

•	Achieved Highest Customer Satisfaction award in the Midwest from J.D. Power for both electric and gas business customers.

•	Received Gallup Great Workplace Award for the fifth consecutive year.

•	Announced a broad sustainability initiative that will reduce our carbon emissions by more than 80 percent by 2050. More information on our sustainability efforts can be found at dteenergy.com/esg.
Executive Compensation Highlights
Our executive compensation programs are designed to be competitive with our peers, have a meaningful performance component linked to the achievement of short-term and long-term goals that align with our shareholders’ long-term interests and encourage executives to have an ownership interest in the Company. Our Chairman and CEO’s total compensation shows strong pay-for-performance alignment with growth in long-term shareholder value creation. Our CEO’s compensation growth trend is consistent with the growth in value of a $100 investment in DTE Energy Company stock made at the beginning of 2012.

CEO Total Compensation ($000s)	10,174	12,499	15,836
Total Shareholder Return (Indexed, Base Period 2012=100)	148.82	188.89	216.45

DTE ENERGY 2018 PROXY STATEMENT 3

The Company’s compensation programs are also designed to clearly align performance objectives for our named executive officers with the interests of shareholders and with our system of priorities. Our performance measures are designed to help move our Company towards achieving these priorities. For more details, see our priorities alignment chart in the Compensation Discussion and Analysis Summary on page 39.
Other highlights from our compensation program include:

•
Our CEO received 55% of his 2017 total compensation in contingent, performance-based incentives. For our other named executive officers, the average percentage of contingent, performance-based compensation was 48%. See more details on page 40.

•
Our short-term and long-term performance metrics all tie directly to our system of priorities (see above). These are the same metrics that management uses to assess the Company’s progress toward our aspiration of becoming the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve.

•
Our long-term plan awards include a mix of restricted stock and performance shares designed in part to encourage executive stock ownership. The Board’s Organization and Compensation Committee has not issued stock options since 2010.

•	Our equity compensation plan forbids buyouts of “underwater” stock options. The Company has never bought or repriced “underwater” stock options.

•
Our equity compensation plan requires a minimum one-year vesting period for equity awards. The Company’s typical practice is to require a three-year vesting period for equity awards and the Company has never issued equity awards with less than a one-year vesting period.

•
Our Board has adopted a “clawback” policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, the Company may recover excess performance-based compensation awarded to current or former officers during the three-year period preceding the restatement.

•	Our executive Change-In-Control Severance Agreements do not include excise tax gross-ups.

•
We have eliminated the automatic vesting of equity issued under our Long-Term Incentive Plan upon a change in control of the Company, unless an acquiring or surviving entity fails to replace or affirm the existing equity awards with awards by the surviving company.

Items for Shareholder Vote at this Meeting
At the 2018 Annual Meeting shareholders will vote on the following proposals:
Proposal 1: Elect twelve members of the Board of Directors for one year terms ending in 2019;
Proposal 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors;
Proposal 3: Provide a nonbinding vote to approve the Company’s executive compensation;
Proposal 4: Approval of an Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan;
Proposal 5: Vote on a shareholder proposal to commission an independent economic analysis of the potential cost impact to the company and shareholders of closing Fermi 2;
Proposal 6: Vote on a shareholder proposal to amend DTE bylaws and each appropriate governing document to give holders in the aggregate of 10% of outstanding common stock the power to call a special shareowner meeting.
Shareholders may vote on any other matter that properly comes before the meeting.

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Proposal No. 1 — Election of Directors
The Board of Directors has nominated twelve directors for election at the 2018 annual shareholder meeting. Directors are elected to serve annual terms which expire when their successors are elected at the next year’s annual shareholder meeting. All of the nominees are currently directors of the Company. Charles W. Pryor, Jr., who has served as a director since 1999, announced in November 2017 that he intended to retire from the Board effective May 3, 2018. Mr. Pryor is not nominated for election and therefore not included in the information below.
Proxies cannot be voted for more than twelve persons at this meeting. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience and director positions held currently or at any time during at least the last five years. The age provided for each director is as of March 8, 2018. In addition to the information presented below regarding each person’s experience, qualifications, attributes and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a director, the Board believes that all of the Company’s directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board. The following graphs display information about the skills and experience our Board members bring to their service:

DTE ENERGY 2018 PROXY STATEMENT 5

The Board's demographic makeup is set forth below:

The biographies below disclose the committees on which each director serves. The following abbreviations are used to denote each committee: Corp Gov=Corporate Governance; O&C=Organization and Compensation; Nuc Rev=Nuclear Review; and PPRC=Public Policy & Responsibility.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AT THIS MEETING.

6 DTE ENERGY 2018 PROXY STATEMENT

Nominees for Election at this Meeting

Gerard M. Anderson Chairman (2011–present) and CEO (2010–present), DTE Energy Company

Previous Experience
	•	DTE Energy Company–President (2004–2013), COO (2005–2010), Executive VP (1997–2004)
	•	McKinsey & Co.–Senior Consultant (1988–1993)
Other Public Boards
Not Independent	•	The Andersons, Inc. (2008–present)
Age: 59	Qualifications for DTE Energy Company Board of Directors
Director since: 2009	•	Energy Industry Experience
DTE Energy Chief Operating Officer for 5 years prior to becoming CEO
	•	Growth and Value Creation
Extensive experience in strategic planning and corporate business development
	•	Operations and Continuous Improvement
Broad experience managing capital-intensive industries

David A. Brandon Chairman and CEO, Toys "R" Us, Inc.* (2015–present)

Previous Experience
	•	University of Michigan–Athletic Director (2010–2014)
	•	Domino’s Pizza, Inc.–Chairman and CEO (1999–2010)
	•	Valassis Communications, Inc. (a marketing and sales promotion firm)–President and CEO (1989–1998)
Independent	Other Public Boards
Age: 65	•	Domino’s Pizza, Inc. (1999–present)
Director since: 2010	•	Herman Miller, Inc. (2011–present)
DTE Committees:	•	Kaydon Corporation (2004–2013)
• O&C (Chair)	Qualifications for DTE Energy Company Board of Directors
• Finance	•	CEO Experience
Service as chief executive of large public companies
	•	Customer Service and Satisfaction
Extensive experience in marketing and sales
	•	Financial Planning and Review
Strong skill sets in corporate finance and strategic planning
	•	Executive Compensation
Experience in executive compensation and organizational best practices
* In September 2017, Toys "R" Us, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

DTE ENERGY 2018 PROXY STATEMENT 7

W. Frank Fountain, Jr. President, Escambia Enterprises, LLC (an investment and consulting firm)(2012–present)

Previous Experience
	•	Walter P. Chrysler Museum Foundation–Chairman of Board of Directors (2009–2012)
	•	Chrysler, LLC–Senior VP of External Affairs and Public Policy (1998–2008) VP, Government Affairs (1995–1998)
Independent	Qualifications for DTE Energy Company Board of Directors
Age: 73	•	Corporate Governance
Director since: 2007		Experience as a leader of large business organizations
DTE Committees:	•	Government, Regulatory and Community
• Audit		Strong skills in public policy, government relations and knowledge of regulatory matters
• PPRC (Chair)	•	Financial Planning and Review
Extensive experience with public and financial accounting for complex organizations

Charles G. McClure, Jr. Managing Partner, Michigan Capital Advisors (a private equity firm)(2014–present)

Previous Experience
	•	Meritor, Inc.–Chairman of the Board, CEO and President (2004–2013)
	•	Federal-Mogul Corporation–CEO (2003–2004), President and COO (2001–2003)
	•	Detroit Diesel Corporation–President and CEO (1997–2000)
Independent	Other Public Boards
Age: 64	•	Crane Co. (2017–present)
Director since: 2012	•	3D Systems. (2017–present)
DTE Committees:	•	Remy International, Inc. (2015)
• Audit	•	Meritor, Inc. (2004–2013)
• Nuc Rev	Qualifications for DTE Energy Company Board of Directors
	•	CEO Experience
CEO, president and director of several major domestic and international corporations
	•	Operations and Continuous Improvement
Broad knowledge of business and industry
	•	Employee Engagement, Safety and Talent
Extensive proven leadership skills and service on boards of industry organizations

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Gail J. McGovern President and CEO, American Red Cross (2008–present)

Previous Experience
	•	Harvard Business School–Professor (2002–2008)
	•	Fidelity Personal Investments (a unit of Fidelity Investments)–President (1998–2002)
Other Public Boards
Independent	•	PayPal Holdings, Inc. (2015–present)
Age: 66	•	eBay Inc. (2015)
Director since: 2003	Qualifications for DTE Energy Company Board of Directors
DTE Committees:	•	CEO Experience
• O&C		Top executive of major non-profit organization
• Finance	•	Customer Service and Satisfaction
Extensive executive experience in marketing, sales and customer relations
	•	Growth and Value Creation
Experience in strategic planning and corporate finance

Mark A. Murray Vice Chairman, Meijer, Inc. (2013–present)

Previous Experience
	•	Meijer, Inc.–President (2006–2013), Co-CEO (2013–2016)
	•	Grand Valley State University–President (2001–2006)
	•	State of Michigan–Treasurer (1999–2001)
Independent	•	Michigan State University–VP of Finance and Administration (1998–1999)
Age: 63	Other Public Boards
Director since: 2009	•	Universal Forest Products, Inc. (2004–2016)
DTE Committees:	•	Fidelity Fixed Income and Asset Allocation (2016–present)
• Nuc Rev (Co-Chair)	Qualifications for DTE Energy Company Board of Directors
• PPRC	•	CEO Experience
President and Co-CEO of a major Michigan-based corporation
	•	Financial Planning and Review
Strategic planning, corporate development and finance experience
	•	Government, Regulatory and Community
University president and state government official

DTE ENERGY 2018 PROXY STATEMENT 9

James B. Nicholson Chairman, PVS Chemicals, Inc. (a chemical manufacturing and distribution company) (2015–present)

Previous Experience
	•	PVS Chemicals, Inc. President and CEO (1979–2015), VP (1972–1979), Treasurer (1977–1979)
	•	National Infrastructure Advisory Council–Member (2006–2015)
Independent	Other Public Boards
Age: 74	•	PrivateBancorp, Inc. (2009–2017)
Director since: 2012	Qualifications for DTE Energy Company Board of Directors
DTE Committees:	•	CEO Experience
• Corp Gov		Lengthy service as chief executive of global business organization
• O&C	•	Corporate Governance
• PPRC		Extensive experience with corporate boards and government advisory bodies
	•	Employee Engagement, Safety and Talent
Leadership in community and professional organizations; member and chair of many civic and non-profit boards

Josue Robles, Jr. Retired President and CEO, USAA (an insurance and financial services company) (2007–2015)

Previous Experience
	•	USAA–Executive Vice President, Chief Financial Officer and Corporate Treasurer (1994–2007)
	•	U.S. Army–Director of Army Budget (1991–1993), Commanding General, 1st Infantry Division (1993–1994)
Independent	Qualifications for DTE Energy Company Board of Directors
Age: 72	•	CEO Experience
Director since: 2003		Executive leadership of insurance and financial services company
DTE Committees:	•	Financial Planning and Review
• Audit (Chair)		Extensive experience with public and financial accounting matters for complex organizations
• Corp Gov	•	Risk Management
Broad experience in information systems and controls, senior military leadership experience

10 DTE ENERGY 2018 PROXY STATEMENT

Ruth G. Shaw Retired Group Executive, Public Policy and President, Duke Nuclear, Duke Energy (2003–2009)

Previous Experience
	•	Duke Energy–Executive Advisor (2007–2009)
	•	Duke Nuclear–Group Executive for Public Policy and President (2006–2007)
	•	Duke Power Company–President and CEO (2003–2006)
Independent	Other Public Boards
Age: 70	•	Dow DuPont, Inc. (2017–present)
Director since: 2008	•	The Dow Chemical Company (2005–2017)
DTE Committees:	•	SPX Corporation (2015–present)
• Corp Gov (Chair)	Qualifications for DTE Energy Company Board of Directors
• O & C	•	Energy Industry Experience
• Nuc Rev		Extensive experience in the nuclear and energy industries
	•	Corporate Governance
Service on corporate boards and industry associations and organizations
	•	Government, Regulatory and Community
Broad knowledge of regulatory matters, public policy and corporate communications

Robert C. Skaggs, Jr. Retired Chairman and CEO, Columbia Pipeline Group, Inc. (2015–2016)

Previous Experience
	•	NiSource, Inc.–President (2004–2015) and CEO (2005–2015)
Other Public Boards
	•	Cloud Peak Energy, Inc. (2015–present)
Independent	•	Columbia Pipeline Group, Inc. (2015–2016)
Age: 63	•	NiSource, Inc. (2005–2015)
Director since: 2017	Qualifications for DTE Energy Company Board of Directors
DTE Committees:	•	CEO Experience
• Finance		Extensive executive leadership experience in the utility sector
• Nuc Rev	•	Energy Industry Experience
Broad experience in natural gas and electric generation, transmission, storage and distribution
	•	Government, Regulatory and Community
Experience developing regulatory strategies and leading external relations

DTE ENERGY 2018 PROXY STATEMENT 11

David A. Thomas President, Morehouse College (2018–present)

Previous Experience
	•	Harvard Business School – H. Naylor Fitzhugh Professor of Business Administration (2016–2017, 1990–2011)
	•	Georgetown University McDonough School of Business–Dean and William R. Berkeley Professor of Business Administration (2011–2016)
Independent	•	Wharton School of Finance–Assistant Professor of Management (1986–1990)
Age: 61	Qualifications for DTE Energy Company Board of Directors
Director since: 2013	•	Employee Engagement, Safety and Talent
Independent		Leadership and research in corporate inclusion and diversity
• Finance	•	Corporate Governance
• PPRC		Service on various civic and educational boards, advisor to other corporate boards
	•	Government, Regulatory and Community
Expertise in executive development and strategic human resource management

James H. Vandenberghe Retired Vice Chairman and former Director, Lear Corporation (1998–2008)

Previous Experience
	•	Lear Corporation–President and COO (1997–1998), CFO (1988–1997, 2006–2007)
Other Public Boards
	•	Lear Corporation (1995–2008)
Independent	•	Federal-Mogul Corporation (2008–2013)
Age: 68	Qualifications for DTE Energy Company Board of Directors
Director since: 2006	•	Growth and Value Creation
DTE Committees:		Extensive experience in strategic planning and managing capital-intensive industries
• Audit	•	Financial Planning and Review
• Corp Gov		Broad experience with public and financial accounting for complex organizations
• Finance (Chair)

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Corporate Governance
Governance Guidelines
At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission and Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy’s Chief Executive Officer (“CEO” or “Chief Executive Officer”), Board committees, Board compensation and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.
Election of Directors and Vacancies
The Company has a declassified board of directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.
If a vacancy on the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office. The new director’s term will expire upon election of their successor at the next year’s annual shareholder meeting.
Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had high-level executive experience, have been directors on other boards and have been tested through economic downturns and crises. Industry experience, regional relationships and broad diversity of experience and backgrounds are also factors in Board nominee selection. The Board’s Governance Guidelines confirm that we believe it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity and age, and we consider these factors in Board evaluation and in the identification of candidates for Board membership. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 7.
The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and selected candidates go on to be interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.

During 2017, the Corporate Governance Committee screened director candidates and recommended to the Board that Robert C. Skaggs, Jr. be elected as a director. Mr. Skaggs was recommended as a potential candidate by an independent search firm. Mr. Skaggs was elected by the Board to serve for a term effective July 13, 2017 and expiring at the 2018 annual meeting.
Under our Bylaws, a group of up to 20 shareholders owning 3% or more of the Company’s outstanding common stock continuously for at least three (3) years may nominate and include in the Company’s proxy materials a

DTE ENERGY 2018 PROXY STATEMENT 13

candidate for the Board of Directors (a Shareholder Nominee), provided that the shareholder(s) and the nominee satisfy the requirements specified in the Bylaws. The total number of Shareholder Nominees that the Company must include in the Company’s proxy materials in a given year shall not exceed 20% of the number of directors in office at the time of the nomination.
Composition of the Board
Our Governance Guidelines and our Bylaws state that the exact size of the Board will be determined by resolution of the Board from time to time. Our Board currently has thirteen members. As noted above, Charles W. Pryor, Jr.'s retirement will be effective as of May 3, 2018, at which time the size of the Board will be reduced to twelve.
Director Independence and Categorical Standards
As a matter of policy and in accordance with New York Stock Exchange (“NYSE”) listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent than the NYSE independence standards for former Company executives:
A director for whom any of the following is true will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company’s audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after the company falls below such threshold.

Contributions by the Company to a tax-exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax-exempt organization’s consolidated gross revenues.
Applying these standards and considering all relevant facts and circumstances, the Board has affirmatively determined that all of our director nominees other than Gerard M. Anderson qualify as independent and have no material relationship with the Company. The independent directors are David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Josue Robles, Jr., Ruth G. Shaw, Robert C. Skaggs, Jr., David A. Thomas and James H. Vandenberghe. Mr. Anderson is not an independent director and may be deemed to be an affiliate of the Company under the categorical standards. Mr. Anderson is not considered independent due to his current employment as Chairman and Chief Executive Officer. There were no material relationships that the Board considered when determining the independence of the directors other than Mr. Anderson.

14 DTE ENERGY 2018 PROXY STATEMENT

Assessment of Board and Committee Performance
The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Each Board member also performs an intensive annual peer review of every other director who has served one year or more. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.
Terms of Office
The Board has not established term limits for directors. We assure the independence and ongoing effectiveness of each independent director through the individualized peer assessment process described above, in which each Board member annually undergoes a rigorous evaluation by the other members. In addition, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 75, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of 70. Except for the CEO, who may continue to serve as a director after retirement for so long as he is serving as Chairman, any other employees who are also directors will not stand for re-election after retiring from employment with the Company.
Election of the Chairman and the CEO; Lead Independent Director
Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. Our Bylaws also provide that the independent members of the Board may elect an independent director as Lead Independent Director, which has been our practice since 2004.
The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company’s circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Governance Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.
The Board members have considerable experience and knowledge regarding the challenges and opportunities facing the Company and shareholders. The Board believes, therefore, that separating the roles of Chairman and Chief Executive Officer is unnecessary at this time. The Board believes that Mr. Anderson is well qualified through his experience and expertise to be the person who generally sets the agenda for (subject to the approval of the Lead Independent Director) and leads Board discussions of strategic issues for the Company. Nevertheless, the Board will separate these functions when it considers the separation to be in the best interests of the Company and shareholders.
With both the Chairman and CEO positions held by Mr. Anderson, the Board continues to believe a good governance practice is to elect a Lead Independent Director from the independent directors. The Lead Independent Director will have such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. The Lead Independent Director serves in that capacity until replaced. There is no defined term of office, and the assignment does not rotate among the directors. On September 18, 2014, the Board unanimously elected James B. Nicholson to serve as Lead Independent Director. The Lead Independent Director’s duties include:

•
Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and the CEO;

•	Serving as the liaison between the Chairman and CEO and the independent directors;

•	Approving the general scope and type of information to be presented at Board meetings;

•	Reviewing shareholder communications addressed to the Board or to the Lead Independent Director;

DTE ENERGY 2018 PROXY STATEMENT 15

•	Making himself or herself available if requested by major shareholders, for direct consultation and communication with shareholders;

•	Organizing Board meetings in the absence of the Chairman; presiding at any session of the Board where the Chairman is not present;

•
Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company’s categorical standards for director independence and SEC and NYSE requirements;

•	Consulting with the Chairman and CEO in the selection of topics to be discussed when developing the annual Board calendar;

•	Retaining independent advisors in consultation with the Board, on behalf of the Board as the Board determines to be necessary or appropriate;

•	Participating in the Organization and Compensation Committee’s annual review and approval of the CEO’s corporate goals and objectives and evaluation of the CEO’s performance;

•	Approving Board meeting agendas after consulting with the Chairman and CEO and the Corporate Secretary; and

•	Collaborating with the Chairman and CEO and the Corporate Secretary on scheduling Board and committee meetings and approving the schedule of Board and Committee meetings.
Board Meetings and Attendance
The Board met seven times in 2017. All of the incumbent directors attended at least 88% of the Board meetings and the meetings of the committees on which they served, nine of whom had a 100% attendance record. The Board does not have a policy with regard to directors’ attendance at the annual meeting of shareholders. All twelve directors then in office attended last year’s annual meeting.
Executive Sessions
It is the Board’s practice that the independent directors meet in executive session at most regular Board meetings and meet in executive session at other times whenever they believe it appropriate. The independent directors met in executive sessions (sessions without the Chairman and CEO or any representatives of management present) at six of the seven Board meetings in 2017. The independent directors meet in executive session on an annual basis to review the Organization and Compensation Committee’s performance review of the CEO. The Lead Independent Director chairs the executive sessions of the independent directors.
Codes of Business Conduct and Ethics
The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the “Security Ownership of Directors and Officers” section on page 26, will be disclosed promptly by posting such waivers or amendments on the Company website, dteenergy.com. There were no waivers or amendments during 2017.

16 DTE ENERGY 2018 PROXY STATEMENT

Communications with the Board
The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors. Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	By Internet:	By mail:
877-406-9448	ethicsinaction.dteenergy.com	For auditing, accounting, or internal control matters:	For business ethics issues:
		DTE Energy Company	DTE Energy Company
		Audit Committee	Ethics and Employee Issues
		One Energy Plaza	One Energy Plaza
		Room 2431 WCB	Room 2188 WCB
		Detroit, Michigan 48226-1279	Detroit, Michigan 48226-1279
Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Lead Independent Director at:

Lead Independent Director
c/o Corporate Secretary
DTE Energy Company
One Energy Plaza
Room 2386 WCB
Detroit, Michigan 48226-1279
Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our website at dteenergy.com/governance. You can also request a copy of any or all of these documents and a copy of the Company’s Annual Report on Form 10-K, free of charge, by mailing your request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279.
The information on the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

Committees of the Board of Directors
The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation, and Public Policy and Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to audit committee members. The Board has also determined that each member of the Organization and Compensation Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to compensation committee members.

DTE ENERGY 2018 PROXY STATEMENT 17

The following is a summary of the terms of each committee’s charter and the responsibilities of its members:
Audit Committee (Six meetings in 2017)

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.

•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.

•	Reviews financial reports, internal controls and financial and accounting risk exposures.

•	Discusses with management (a) earnings press releases and (b) material financial information and earnings guidance.

•	Reviews the policies, programs, performance and activities relating to the Company’s compliance and ethics programs.

•	Reviews accounting policies and system of internal controls.

•	Assumes responsibility for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.

•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.

•	Reviews the scope of work performed by the internal audit staff.

•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.

•	Retains independent outside professional advisors, as needed.
The Board has determined that each member of the Audit Committee is financially literate and independent. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that Gen. Robles and Messrs. Fountain and Vandenberghe qualify as “audit committee financial experts” as that term has been defined by the SEC.
Corporate Governance Committee (Five meetings in 2017)

•	Considers the organizational structure of the Board.

•	Identifies and reports to the Board risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk management.

•	Recommends the nominees for directors to the Board.

•	Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.

•	Reviews recommendations for director nominations received from shareholders.

•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company’s response.

•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.

•	Retains independent outside professional advisors, as needed.
Finance Committee (Five meetings in 2017)

•	Reviews matters related to capital structure.

•	Reviews major financing plans.

•	Recommends dividend policy to the Board.

•	Reviews financial planning policies and investment strategy.

•	Reviews certain capital expenditures.

•	Reviews insurance and business risk management.

•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.

•	Reviews certain potential mergers, acquisitions and divestitures.

•	Reviews investor relations activities.

•	Retains independent outside professional advisors, as needed.

18 DTE ENERGY 2018 PROXY STATEMENT

Nuclear Review Committee (Six meetings in 2017)

•	Provides non-management oversight and review of the Company’s nuclear power program.

•	Reviews the financial, operational and business and safety plans and performance at the Company’s nuclear facilities.

•	Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company’s nuclear facilities.

•	Reviews the operating performance and key performance indicators and trends for the Company’s nuclear facilities.

•	Reviews non-financial audit findings related to the Company’s nuclear facilities or personnel.

•	Reviews the impact of changes in regulation on the Company’s nuclear facilities.

•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee (Four meetings in 2017)

•	Reviews the CEO’s performance and approves the CEO’s compensation.

•	Approves the compensation of certain other executives.

•
Administers the executive incentive plans and oversees the Company’s overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.

•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.

•
Assesses and discusses with the Board the relationship between the inherent risk in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.

•	Reviews the Compensation Disclosure and Analysis disclosure and recommends inclusion in the Company’s annual report or proxy statement.

•	Reviews the Company’s policies and programs promoting diversity and inclusion among the Company’s employees and officers.

•	Recommends to the full Board the officers to be elected by the Board.

•	Reviews succession and talent planning.

•	Retains independent outside professional advisors, as needed.

•	Evaluates the independence of the independent compensation consultant at least annually.

•	Reviews and discusses with management transactions with the independent compensation consultant or its affiliates.
Public Policy and Responsibility Committee (Five meetings in 2017)

•	Reviews and advises the Board on current and emerging social, economic, political and environmental issues.

•
Reviews management’s response to risk exposures related to regulatory, social, economic, political, reputational and environmental issues and advises the Board on management’s procedures for assessing, monitoring, controlling and reporting on such exposures.

•	Reviews the Company's programs and strategies related to environmental sustainability.

•	Reviews the Company’s policies on social responsibilities.

•	Reviews the Company’s policies and programs promoting diversity and inclusion among the Company’s suppliers.

•
Reviews the Company’s regulatory strategies and activities (including rate case strategies, rate competitiveness and environmental regulations) as well as its state and federal legislative and political activities and strategies.

•	Reviews reports from management regarding policies and safety issues related to customers and the general public.

•	Retains independent outside professional advisors, as needed.

DTE ENERGY 2018 PROXY STATEMENT 19

Board of Directors Risk Oversight Functions
The Board receives, reviews and assesses reports from the Board committees and from management relating to enterprise-level risks. Each Board committee is responsible for overseeing and considering risk issues relating to their respective committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and committees consider, among other things, the risks we face.
Each Board committee reviews management’s assessment of risk for that committee’s respective area of responsibility. As part of its oversight function, the Board discusses any risk conflicts that may arise between the committees or assigns to a committee risk issues that may arise which do not fall within a specific committee’s responsibilities.

Board Committee	Areas of Risk Oversight
Audit Committee
Overall review of risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and review policies on risk control assessment and accounting risk exposure

Finance Committee	Review of financial, capital, credit and insurance risk.
Organization and Compensation Committee
Assess and discuss with the Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.

Corporate Governance Committee	Review risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk-level management.
Nuclear Review Committee	Review risks relating to the operation of our nuclear power facilities.
Public Policy and Responsibility Committee	Review risks associated with regulatory, social responsibility, political activity, economic conditions, reputation, safety and the environment.
All Board committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company. In addition to its regularly scheduled Committee meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor and Chief Risk Officer and the independent registered public accounting firm in executive sessions at least semi-annually, and meets with the General Counsel and the Chief Compliance Officer at least annually in separate executive sessions. The Company’s General Auditor and Chief Risk Officer attends all Audit Committee meetings and meets annually with either the Audit Committee or the full Board to update the members on the Company’s enterprise-level risk management. The General Auditor and Chief Risk Officer also periodically meets with the other Board committees and the full Board as may be required.
The Company also utilizes an internal Risk Management Committee, chaired by the Chairman and CEO and comprised of the Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, General Counsel, Treasurer, General Auditor and Chief Risk Officer and other senior officers. Among other things, the internal Risk Management Committee directs the development and maintenance of comprehensive risk management policies and procedures, and sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures.
The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each committee member has expertise on risks relative to the nature of the committee on which he or she sits. With each committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, to evaluate how they may affect the Company and to provide oversight on appropriate actions for management to take.
With regard to risk and compensation programs and policies, the Company’s Energy Trading segment has compensation programs and policies that are structured differently from those in other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company’s senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

20 DTE ENERGY 2018 PROXY STATEMENT

Board of Directors Compensation

Elements of Director Compensation
Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See “Executive Compensation—Compensation Discussion and Analysis” beginning on page 38). Based on its December 2017 review, the Board made no modifications to the existing compensation program.

Cash Compensation
Cash retainer	$120,000 annually
Lead Independent Director retainer	$25,000 annually
Committee chair retainer	$20,000 annually for Audit Committee Chair; $15,000 annually for Corporate Governance, Finance, Nuclear Review, Organization and Compensation, and Public Policy and Responsibility Committee Chairs
New Member Orientation/Mentor Program	$1,250 and $750 quarterly for the New Member and Mentor, respectively, for the duration of the orientation
Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock
Annual equity compensation
A variable number of phantom shares of DTE Energy common stock valued at $130,000 annually, with the actual number of phantom shares to be granted each year determined based on the closing price of the Company’s common stock on the first business day of each calendar year(1)

(1)
Phantom shares of DTE Energy common stock are credited to each non-employee director’s account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses
Retainers for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Non-employee directors may defer up to 100% of their annual retainer into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all dividend equivalents reinvested.
In addition to the retainers, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars or special meetings requested by management. Non-employee directors of the Company, along with full-time active employees and retirees, are also eligible to participate in the DTE Energy matching gift program, whereby the DTE Energy Foundation matches certain charitable contributions.

DTE ENERGY 2018 PROXY STATEMENT 21

Director Life Insurance
The Company provides each non-employee director with group term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.
Director Stock Ownership
We have established stock ownership guidelines for non-employee directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times the sum of a director’s annual cash retainer plus the value of a director’s annual phantom stock compensation. Based on the 2018 director compensation program, a director with five years of service will be required to hold a minimum of $500,000 in stock under these guidelines. This ownership requirement is greater than four times the amount of a director’s cash retainer under the 2018 compensation program. Common stock, time-based restricted stock and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of December 31, 2017, all directors met the initial common stock ownership requirement and all those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

22 DTE ENERGY 2018 PROXY STATEMENT

2017 Director Compensation Table
The following table details the compensation earned in 2017 by each of the non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David A. Brandon	135,000	130,000	305	265,305
W. Frank Fountain, Jr.	135,000	130,000	494	265,494
Charles G. McClure, Jr.	120,000	130,000	5,158	255,158
Gail J. McGovern	120,000	130,000	1,305	251,305
Mark A. Murray	120,000	130,000	6,158	256,148
James B. Nicholson	146,500	130,000	494	276,994
Charles W. Pryor, Jr. (retiring)	135,000	130,000	5,494	270,494
Josue Robles, Jr.	140,000	130,000	494	270,494
Ruth G. Shaw	135,000	130,000	5,494	270,494
Robert C. Skaggs, Jr.	58,600	104,890	66	163,556
David A. Thomas	120,000	130,000	158	250,158
James H. Vandenberghe	135,000	130,000	5,305	270,305

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
Name	Board Retainer ($)	Lead Independent Director/Committee Chair Retainers ($)	New Member Orientation/Mentor Program Fees ($)	Total ($)
David A. Brandon	120,000	15,000	—	135,000
W. Frank Fountain, Jr.	120,000	15,000	—	135,000
Charles G. McClure, Jr.	120,000	—	—	120,000
Gail J. McGovern	120,000	—	—	120,000
Mark A. Murray	120,000	—	—	120,000
James B. Nicholson	120,000	25,000	1,500	146,500
Charles W. Pryor, Jr.	120,000	15,000	—	135,000
Josue Robles, Jr.	120,000	20,000	—	140,000
Ruth G. Shaw	120,000	15,000	—	135,000
Robert C. Skaggs, Jr.	56,100	—	2,500	58,600
David A. Thomas	120,000	—	—	120,000
James H. Vandenberghe	120,000	15,000	—	135,000

Messrs. Brandon and Vandenberghe elected to defer 100%, Messrs. McClure and Murray elected to defer 50%, and Mr. Nicholson elected to defer 40% of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees.

DTE ENERGY 2018 PROXY STATEMENT 23

(2)
These amounts represent the dollar amounts of compensation cost for 2017 in accordance with ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the ASC Topic 718 expense equals the grant date fair value as of January 3, 2017. The grant date fair value of $98.21 was the closing price of the Company stock on January 3, 2017. For all of the non-employee directors, this amount is $130,000 in phantom shares of DTE Energy stock granted on January 3, 2017, subject to a three-year payment deferral. Based on the grant date fair value of $98.21, this grant equated to a grant of 1,325 phantom shares. For Mr. Skaggs, this amount is the value of 1,000 shares of restricted stock granted on July 13, 2017. For this award, the grant date fair value of $104.89 was the closing price on July 13, 2017.

Outstanding equity awards as of December 31, 2017 are as follows:

Name	Phantom Shares in Equity Plan	Phantom Shares in Deferred Fee Plan	Restricted Stock
David A. Brandon	4,494	5,692	—
W. Frank Fountain, Jr.	21,456	13,032	—
Charles G. McClure, Jr.	4,494	589	—
Gail J. McGovern	28,922	—	—
Mark A. Murray	4,494	589	—
James B. Nicholson	8,227	5,175	—
Charles W. Pryor, Jr.	39,150	—	—
Josue Robles, Jr.	6,312	—	—
Ruth G. Shaw	4,494	—	—
Robert C. Skaggs, Jr.	—	—	1,000
David A. Thomas	4,494	—	—
James H. Vandenberghe	4,494	4,028	—

(3)
This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company and all contributions made by the DTE Energy Foundation under the Company matching program.

24 DTE ENERGY 2018 PROXY STATEMENT

Information on Company Executive Officers
Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his/her resignation or removal. The current executive officers of the Company elected by the Board are as follows:

Name	Age(1)	Present Position	Present Position Held Since
Gerard M. Anderson	59	Chairman of the Board and Chief Executive Officer	12/30/2013	(2)
Jeffrey A. Jewell	50	Vice President, Controller and Chief Accounting Officer	1/1/2018	(2)
Trevor F. Lauer	53	President and Chief Operating Officer, DTE Electric Company	4/4/2016	(2)
David E. Meador	60	Vice Chairman and Chief Administrative Officer	1/1/2014	(2)
Lisa A. Muschong	48	Vice President, Corporate Secretary and Chief of Staff	11/2/2015	(2)
Gerardo Norcia	55	President and Chief Operating Officer, DTE Energy Company	4/4/2016	(2)
Peter B. Oleksiak	51	Senior Vice President and Chief Financial Officer	1/1/2014	(2)
Bruce D. Peterson	61	Senior Vice President and General Counsel	6/25/2002
David Ruud	51	President-Power and Industrial	12/30/2013	(2)
David Slater	52	President-DTE Gas Storage and Pipelines	10/2/2014	(2)
Mark W. Stiers	55	President & Chief Operating Officer, DTE Gas Company	12/30/2013	(2)

(1)	As of March 8, 2018.

(2)	These executive officers have held various other positions at DTE Energy for five or more years.
Compensation Committee Interlocks and Insider Participation
During 2017, the Organization and Compensation Committee consisted of Dr. Shaw, Messrs. Brandon and Nicholson and Ms. McGovern. No member of the Organization and Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2017, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

Indemnification and Liability
Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders for any acts or omissions in the performance of his/her duties.
Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person who is or was serving or who had agreed to serve at the request of the Board as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under twelve insurance policies providing aggregate coverage in the amount of $255 million.

DTE ENERGY 2018 PROXY STATEMENT 25

Security Ownership of Directors and Officers

The following table sets forth information as of December 31, 2017, with respect to beneficial ownership of common stock, phantom stock, performance shares and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and the three other highest paid executive officers (together, the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as executive officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power over the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of December 31, 2017.
Amount and Nature of Beneficial Ownership as of December 31, 2017

Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	Options Exercisable Within 60 Days	Other Shares That May Be Acquired(3)
Gerard M. Anderson	490,175	12,971	80,000	178,592
David A. Brandon	1,000	10,186	—	—
W. Frank Fountain, Jr.	1,000	34,488	—	—
Charles G. McClure, Jr.	1,000	5,083	—	—
Gail J. McGovern	—	28,922	—	—
Mark A. Murray	1,000	5,083	—	—
James B. Nicholson	4,200	13,402	—	—
Charles W. Pryor, Jr.	300	39,150	—	—
Josue Robles, Jr.	1,000	6,312	—	—
Ruth G. Shaw	3,500	4,494	—	—
Robert C. Skaggs, Jr.	1,000	—	—	—
David A. Thomas	1,673	4,494	—	—
James H. Vandenberghe	2,000	8,522	—	—
Steven E. Kurmas (4)	105,869	1,724	—	44,724
David E. Meador	137,697	—	—	41,556
Gerardo Norcia	115,930	1,287	—	47,397
Peter B. Oleksiak	46,431	—	—	31,889
Directors and Executive Officers as a group —24 persons	1,052,741	178,234	80,000	429,570

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the DTE Energy Company Savings and Stock Ownership Plan (tax-qualified 401(k) plan).

(2)
Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan (this plan was closed effective as of January 1, 2007 for future deferrals; none of the Named Executive Officers participate in the plan) and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.

26 DTE ENERGY 2018 PROXY STATEMENT

(3)
Represents performance shares under the Long-Term Incentive Plan (as described beginning on page 50) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. The number of performance shares reflected in the table includes an increase from the original grant amount, assuming full dividend reinvestment at the fair market value on the dividend payment date. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Long-Term Incentives - Performance Shares Granted in 2017” beginning on page 50.

(4)	Mr. Kurmas retired effective February 1, 2018.
Prohibition on Pledging and Hedging Company Securities
The Company maintains policies which expressly prohibit hedging Company securities by all employees, executive officers and directors of the Company and its subsidiaries. For purposes of these policies, hedging includes purchases and sales of derivatives based upon Company securities. Our directors and officers are also prohibited from pledging their shares of Company stock as collateral for any loan or indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and certain 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and executive officers regarding the necessity of filing reports.
Based upon our review, all of our current executive officers’ and directors’ required Section 16 filings during 2017 were filed on a timely basis.

Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	19,053,100	(1)	10.6%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	15,036,122	(2)	8.4%
Common Stock	Capital World Investors 333 South Hope Street Los Angeles, California 90071	9,873,095	(3)	5.4%
Common Stock	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	9,035,835	(4)	5.0%

DTE ENERGY 2018 PROXY STATEMENT 27

(1)
Based on information contained in Schedule 13G/A filed on February 9, 2018. Shares listed as beneficially owned by Vanguard are owned by the following entities: The Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd. and The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 276,121 shares, sole dispositive power with respect to 18,717,115 shares, shared dispositive power with respect to 335,985 shares and is deemed to beneficially own 19,053,100 shares.

(2)
Based on information contained in Schedule 13G/A filed on January 29, 2018. Shares listed as beneficially owned by BlackRock are owned by the following entities: BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., Black Rock (Singapore) Limited, BlackRock Fund Managers Ltd, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, Inc., BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, National Association, BlackRock Japan Co., Ltd, BlackRock Investment Management (UK) Limited, iShares (DE) I Investmentaktiengesellschaft mit Teilgesellschaftsvermogen. BlackRock Inc. has sole dispositive power with respect to 15,036,122 shares, sole voting power with respect to 13,524,575 shares, and is deemed to beneficially own 15,036,122 shares.

(3)
Based on information contained in Schedule 13G filed on February 14, 2018. Capital World Investors has sole dispositive power with respect to 9,873,095 shares, sole voting power with respect to 9,873,095 shares, and is deemed to beneficially own 9,873,095 shares.

(4)
Based on information contained in Schedule 13G filed on February 14, 2018. Shares listed as beneficially owned by State Street are owned by the following entities: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisor Trust Company, State Street Global Advisors, Australia, State Street Global Advisors (Asia) LTD., State Street Global Advisors (Japan) Co., LTD.,State Street Global Advisors France, S.A.S., State Street Global Advisors Singapore LTD., State Street Global Advisors Limited, and State Street Global Advisors GmbH. State Street Corporation has shared voting power with respect to 9,035,835 shares, shared dispositive power with respect to 9,035,835 shares, and is deemed to beneficially own 9,035,835 shares.

Certain Relationships and Related Transactions
Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related parties. In conducting such reviews, the committees consider various factors they deem appropriate, which may include (i) the identity of the related party and his or her relationship to the Company, (ii) the nature and size of the transaction, including whether it involved the provision of goods or services to the Company that are unavailable from unrelated third parties and whether the transaction is on terms that are comparable to the terms available from unrelated third parties, (iii) the nature and size of the related party’s interest in the transaction, (iv) the benefits to the Company of the transaction and (v) whether the transaction could involve an apparent or actual conflict of interest with the Company.
In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company’s General Counsel or to the Company’s Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company’s Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company’s conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics, disclosed to shareholders and posted to our website at dteenergy.com/ethics.

28 DTE ENERGY 2018 PROXY STATEMENT

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm
Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee’s selection of PwC as our independent auditors for 2018.
The reports of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2017 and for the year ended December 31, 2016 did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years, ended December 31, 2017 and 2016, and from January 1, 2018 through February 16, 2018, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.
During the Company’s two most recent fiscal years, ended December 31, 2017 and 2016 and from January 1, 2018 through February 16, 2018, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K.
Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.
Fees to the Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by PwC for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2017 and December 31, 2016, and fees billed for other services rendered by PwC during those periods.

	2017	2016
Audit fees(1)	$7,501,916	$6,670,406
Audit related fees(2)	390,092	1,280,053
Tax fees(3)	282,240	248,484
All other fees(4)	3,003,472	1,179,766
Total	$11,177,720	$9,378,709

(1)
Represents fees for professional services performed by PwC for the audits of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, review and audit of the Company’s internal control over financial reporting, the review of consolidated financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.

(2)	Represents the aggregate fees billed for audit-related services and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents consulting services for the purpose of providing advice and recommendations.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

DTE ENERGY 2018 PROXY STATEMENT 29

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•
As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2017 was compatible with maintaining independence of the registered public accounting firm.

30 DTE ENERGY 2018 PROXY STATEMENT

Report of the Audit Committee
The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these consolidated financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the consolidated financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.
The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2017 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2017 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2017 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017.
Audit Committee
Josue Robles, Jr., Chair
W. Frank Fountain, Jr.
Charles G. McClure, Jr.
James H. Vandenberghe
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

DTE ENERGY 2018 PROXY STATEMENT 31

Proposal No. 3 — Advisory Proposal — Nonbinding Vote to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement and in the tabular and narrative disclosure regarding Named Executive Officer compensation, all contained under the heading “Executive Compensation” in this proxy statement.
The Company’s executive compensation program is designed to include elements of cash and equity-based compensation to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We emphasize competitive, performance-based compensation to attract and retain talented executives and align the interests of our executives with those of our shareholders. At each of the 2017 and 2016 annual meetings, 94.8% and 96.2%, respectively, of voting shareholders approved the compensation of the Named Executive Officers.
Shareholders have in the past approved the incentive plans that we use to motivate and reward our executives, including the Annual Incentive Plan, the Long-Term Incentive Plan and the Executive Performance Plan. In addition, the Company has enhanced our disclosures related to executive compensation to provide more detail to our shareholders about our compensation programs, including expanded disclosures relating to these plans in this Proxy Statement.
Our executive compensation programs have been important in driving the Company’s success in achieving its corporate and financial objectives by tying executive compensation to achieving very specific goals in each of our key priority areas. Progress against these objectives is necessary for the Company to achieve its ultimate goal of becoming the best-operated energy company in North America. We explain each of our performance targets and measures in detail in our CD&A, but a few examples of Company success in areas related to our targets and measures include the following:

•	Achieved 7.2% compound operating earnings per share growth during the five years ending 2017 (see discussion of operating earnings on page 47).

•	Increased our dividend payment to an annualized rate of $3.30 per share in 2017, representing a 7.1% increase over the annualized dividend rate in 2016.

•	Provided our shareholders with a five-year total shareholder return of 216% (indexed with 2012 as the base year = 100%).

•	Delivered cash from operations of $2.1 billion in 2017.

•	Achieved Highest Customer Satisfaction award in the Midwest from J.D. Power for both electric and gas business customers.

•	Received Gallup Great Workplace Award for the fifth consecutive year.

•	Announced a broad sustainability initiative that will reduce our carbon emissions by more than 80 percent by 2050. More information on our sustainability efforts can be found at dteenergy.com/esg.
Each of these accomplishments is related to a specific performance goal in our short- or long-term compensation programs, which in turn support the Company’s aspiration of becoming the best-operated energy company in North America.

The Organization and Compensation Committee (“O&C Committee”) employs the highest standards of corporate governance when implementing and reviewing our executive compensation programs. These high standards are evidenced in part by the O&C Committee’s and Board’s 2015 adoption of amendments to the Executive Performance Plan to cap individual officer awards and amending the Long-Term Incentive Plan to eliminate single-trigger vesting upon certain changes in control of the Company. Both of these changes were responsive to shareholder feedback and in keeping with industry standards. The O&C Committee ensures independence of committee members and compensation consultants, avoids conflicts of interest and has enhanced shareholder disclosure in accordance with SEC and NYSE requirements.
For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

32 DTE ENERGY 2018 PROXY STATEMENT

“RESOLVED, that the shareholders approve, on an advisory basis, the overall executive compensation paid to the Named Executive Officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement.”
Because this vote is advisory, it will not be binding upon the Company or the Board. The O&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL
TO APPROVE EXECUTIVE COMPENSATION.

DTE ENERGY 2018 PROXY STATEMENT 33

Proposal No. 4 — Management Proposal — Approval of an Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan

The Board is seeking shareholder approval of the amendment and restatement of the DTE Energy Company Long-Term Incentive Plan ("LTIP"). In 2006, the Board adopted the LTIP and our shareholders approved the LTIP on April 27, 2006. At the 2010, 2012 and 2014 shareholder meetings, shareholders overwhelmingly approved amendments to the LTIP. At its December 2017 meeting, the Board approved a restatement of the LTIP that includes two amendments to the LTIP, one of which requires shareholder approval.

The amendment included in the LTIP restatement which the Board asks shareholders to approve will increase the aggregate number of shares of common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units by 2,000,000 to 16,500,000. It is anticipated the share increase will ensure the plan has sufficient shares authorized to satisfy the needs of the plan through the end of 2021.

The Board proposes that shareholders approve the amendment to enable the Company to continue to offer the incentives necessary to attract and retain the employees needed to support the Company’s future growth and success and align the long-term interests of employees with those of the shareholders. Without the additional shares, the Company would be unable to attract and retain the most qualified employees.

The amendment included in the restatement approved by the Board at the December 2017 meeting which does not require shareholder approval allows tax withholding above the statutory minimum.

The following summarizes the material provisions of the LTIP, assuming the amendment and restatement described above is approved by the shareholders by an affirmative vote of a majority of the votes cast. The summary is qualified in its entirety by reference to the full conformed text of the amended and restated LTIP, which is attached as Exhibit A to this Proxy Statement.

Material Terms of the Amendment to the LTIP:

If this proposal is passed, Section 5.02(a) of the LTIP will be amended to provide that the maximum aggregate number of shares of DTE Energy Company common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units is increased from 14,500,000 to 16,500,000, subject to adjustment in the event of certain changes in capitalization or other corporate transactions.

Material Terms of the LTIP (as amended):

Participants: Any employee of DTE Energy or an entity in which DTE Energy has a direct or indirect ownership or other equity interest ("Subsidiary") and any member of the Board, whether or not employed by DTE Energy or a Subsidiary, is eligible to participate if the plan administrator determines that the employee or director has contributed significantly, or may be expected to contribute significantly, to the profits or growth of DTE Energy or a Subsidiary. An eligible employee or director becomes a participant if he or she is selected to receive a LTIP award by the plan administrator.

Plan Administration: The Board administers the LTIP with respect to awards made to members of the Board who are not employees of DTE Energy or a Subsidiary. The Organization and Compensation Committee administers the LTIP with respect to awards made to employees of DTE Energy or a Subsidiary. The Committee may delegate to the CEO, and in certain instances, to the President, all or part of its authority and duties as to awards made to individuals not subject to Section 16 of the Exchange Act. References in this summary to the "plan administrator" include references to the Organization and Compensation Committee, any other committee appointed in its place, the CEO or President of DTE Energy or the Board, as the context requires.

The plan administrator has the authority to determine the persons to whom awards will be made; to select the type, size and timing of each award; to set the terms and provisions of each award, consistent with the

34 DTE ENERGY 2018 PROXY STATEMENT

provisions of the LTIP; and to establish rules and policies for the plan. The plan administrator may amend the provisions of existing award agreements when it deems appropriate. The plan administrator may not, however, grant to any participant in a single calendar year:(1) options for more than 500,000 shares of common stock; (2) stock awards for more than 150,000 shares of common stock; (3) performance share awards for more than 300,000 shares of common stock (based on the maximum payout under the award); or (4) more than 1,000,000 performance units, which have a face amount of $1.00 each.

Aggregate Number of Plan Shares: The maximum aggregate number of shares of DTE Energy common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units is 16,500,000, subject to adjustment in the event of certain changes in capitalization or other corporate transactions. Of this total, the aggregate limit of awards to non-employee directors is 100,000 shares. It is anticipated that the plan would have sufficient shares to satisfy the needs of the plan through the end of 2021. If (i) an option is terminated, in whole or part, for any reason other than its exercise for shares of common stock; or (ii) a stock award is forfeited, in whole or in part; or (iii) an award of performance shares or performance units is terminated, in whole or in part for any reason other than its settlement in shares of common stock or cash, the number of shares subject to the terminated or forfeited portion of the award may be reallocated to other options, performance shares, performance units and stock awards, subject to the limits described above. Reallocation of shares shall not be permitted for shares repurchased by stock option proceeds, shares tendered in payment of an exercise price or shares tendered or withheld by the Company in satisfaction of tax obligations. As of December 31, 2017, there were approximately 1,690,165 shares subject to outstanding awards granted under the plan, and approximately 1,437,769 shares remained available for issuance under the LTIP (not including the share increase reflected in the amended and restated version of the LTIP). The closing price of a share of the Company's common stock on February 28, 2018 was $100.78.

Stock Option Awards: Each stock option granted pursuant to the LTIP is evidenced by a written stock option agreement between the Company and the optionee. The option price will be fixed by the plan administrator but cannot be less than the Fair Market Value of DTE Energy common stock on the date of grant of the option. The option price may be paid in cash, cash equivalent acceptable to the plan administrator, or with unrestricted shares of DTE Energy common stock. The maximum period in which an option may be exercised will be fixed by the plan administrator on the date of grant, but cannot exceed ten years from the date of grant. The plan administrator also establishes, on the date of grant, the terms on which the option may be exercised and the consequences of termination of employment. Options granted under the LTIP may be either non-qualified options or incentive stock options. The plan administrator may not permit the exercise of any option earlier than one year after the date of the grant. Generally, one-third of the options covered by a single grant are exercisable one, two and three years after the date of the grant.

The federal income tax consequences of the two types of options differ, as described below. No federal income tax is recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a non-qualified stock option is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. Except to the extent limited by Section 162(m) (see discussion on page 45), the employer (either DTE Energy or a Subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option equal to the amount of ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but may claim a federal income tax deduction on account of certain dispositions of DTE Energy common stock acquired on exercise of an incentive stock option. The LTIP prohibits, without prior shareholder approval, (1) reducing the option price of an outstanding option, (2) canceling any options and replacing them with new awards having a lower option price (where the economic effect would be the same as reducing the option price) and (3) at any time when the price of a previously granted option is above the Fair Market Value of one share of DTE Energy common stock, the making of any offer by the plan administrator to purchase the previously granted option for a cash payment in substitution for or upon the cancellation of the option.

Stock Awards: Awards of Company stock may be granted, and may be forfeitable or subject to certain restrictions on transfer, or both, unless conditions prescribed by the plan administrator on the date of grant are satisfied. The conditions may include a requirement that the participant continue employment with DTE Energy or that stated performance objectives be achieved. Rights to stock awards cannot become non-forfeitable or

DTE ENERGY 2018 PROXY STATEMENT 35

unrestricted earlier than three years after the date of the award, except in limited special circumstances, including awards to new hires and participants expected to retire within three years, when stock awards can provide that the award will become non-forfeitable or unrestricted earlier than three years after the date of the award but in no event earlier than one year after the date of the award. The participant generally is entitled to vote and receive dividend equivalents on the stock award prior to the time the shares become non-forfeitable or transferable. A participant recognizes ordinary income on the first day that the shares subject to the stock award are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized equals the fair market value of the shares on that date. Except to the extent limited by Section 162(m) (see discussion on page 45), the participant’s employer is entitled to a Federal income tax deduction equal to the ordinary income recognized by the participant.

Performance Share Awards: Performance share awards entitle the participant to receive a specified number of shares of DTE Energy common stock. Once earned, a performance share award may be settled in shares of DTE Energy common stock, cash or a combination of the two, in the plan administrator's discretion. The plan administrator may prescribe that performance shares will be earned only on satisfaction of performance objectives during a performance measurement period of at least one year or upon satisfaction of other requirements. The plan administrator may also specify the consequences of termination of employment. Rights in performance shares may not become non-forfeitable earlier than one year after the date of the award. Settlement will occur at the time specified by the plan administrator. A participant recognizes ordinary income on the settlement of a performance share award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. Except to the extent limited by Section 162(m) (see discussion on page 45), the participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant. All agreements awarding performance shares provide that dividend equivalents with respect to the award will not be paid before the performance shares are earned and vested. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value (as defined in the LTIP) on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the O&C Committee. The final adjusted number of performance shares will be paid as provided in the LTIP.

Performance Unit Awards: A performance unit award entitles the participant to receive a payment equal to $1.00 per performance unit if certain standards are met. The plan administrator will prescribe the performance objectives and other requirements that must be satisfied before a performance unit is earned and specify the consequences of termination of employment. Performance units may not become non-forfeitable earlier than one year after the date of the award. The period in which performance is measured will be at least one year. To the extent that performance units are earned, the obligation may be settled in cash, DTE Energy common stock, or a combination of the two, in the plan administrator's discretion. A participant recognizes ordinary income on the settlement of a performance unit award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. Except to the extent limited by Section 162(m) (see discussion on page 45), the participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant.

Performance Objectives: Vesting, settlement or exercise of an award made under the LTIP may be conditioned upon the achievement of specified performance objectives by DTE Energy, a Subsidiary, or a division of DTE Energy or a Subsidiary. The performance objectives may be stated with respect to (i) shareholder value growth based on stock price and dividends, (ii) customer price, (iii) customer satisfaction, (iv) growth based on increasing sales or profitability of one or more business units, (v) performance against the companies in the Dow Jones Electric Utility Industry Group ("DJEUIG") index, the companies in the S&P 500 Electric Utility Industry index, a peer group or similar benchmark selected by the Organization and Compensation Committee, (vi) earnings per share growth, (vii) employee satisfaction, (viii) nuclear plant performance achievement, (ix) return on equity, (x) economic value added, (xi) cash flow, (xii) earnings growth, (xiii) diversity, (xiv) safety, (xv) production cost, or (xvi) such other measures as may be selected by the plan administrator. Each of the performance objectives described in the preceding sentence may be stated with respect to the performance of DTE Energy, a Subsidiary or a division of DTE Energy or a Subsidiary. The performance objectives listed above are intended to qualify as "performance goals" so that grants qualify as deductible performance-based compensation for purposes of IRC Section 162(m). However, as a result of the p

36 DTE ENERGY 2018 PROXY STATEMENT

assage of the Tax Cuts Act (see discussion on page 45), the exception to 162(m) for performance-based compensation was eliminated for tax years beginning after December 31, 2017.

Amendments: The Board may amend the LTIP from time to time or terminate it at any time. However, no material amendment to the LTIP may become effective until shareholder approval is obtained. A material amendment to the LTIP is any amendment that would (a) materially increase the aggregate number of shares of common stock that may be issued or delivered under the Plan or that may be issued to a Participant; (b) permit the exercise of an option at an option price less than the Fair Market Value on the date of grant of the option or otherwise reduce the price at which an option is exercisable, either by amendment of an Agreement or substitution with a new award with a reduced price; (c) change the types of awards that may be granted under the LTIP; (d) expand the classes of persons eligible to receive awards or otherwise participate in the LTIP; or (e) require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

Termination: No awards may be granted under the LTIP more than ten years after the Board's approval of the amended and restated LTIP on February 6, 2014. Awards granted before that date will remain valid in accordance with their terms.

Change in Control: In the event of a change in control, the surviving or acquiring entity may choose either to continue the LTIP and maintain all outstanding awards or to adopt a comparable equity compensation plan and grant new awards in substitution for outstanding awards under the LTIP. However, if the surviving or acquiring entity does not continue or substitute the outstanding awards, then (i) all options become fully exercisable, (ii) all stock awards become non-forfeitable and transferable, and (iii) all performance shares and performance units are earned, with the amount earned being the amount payable assuming attainment of the greater of target or actual performance levels through the date of the change in control. The accelerated exercisability, vesting or payment described in the preceding sentence may constitute a parachute payment, which may subject the affected participant to an excise tax imposed by IRC Section 4999. Consequently, the accelerated exercisability, vesting or payment is limited if, and to the extent that, the limitation will permit an affected participant to receive a greater net after-tax amount than he or she would receive absent the limitation. The limitation shall not apply to participants who are entitled to an indemnification of excise taxes by DTE Energy under change in control severance agreements or otherwise. Generally, a change in control occurs for purposes of the LTIP if DTE Energy or its assets are acquired by another company or DTE Energy merges with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of voting stock of DTE Energy immediately prior to the transaction. Shareholder approval of a liquidation or dissolution is also considered a change in control.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE
AMENDMENT AND RESTATEMENT OF THE DTE ENERGY COMPANY LONG-TERM INCENTIVE PLAN.

DTE ENERGY 2018 PROXY STATEMENT 37

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The Company believes in executive compensation that is competitive with our peers, has a meaningful performance component and has equity-based elements to encourage executives to maintain an appropriate ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our Named Executive Officers (as identified below) being linked to the achievement of a combination of short-term and long-term Company and personal goals and shareholder value creation.
The following elements comprise the total compensation awarded to our Named Executive Officers (“NEOs”):

Elements of Compensation	How this Element Serves the Company’s Objectives
Base Salary
Provides a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company and demonstrated performance.

We target median base salaries for our peer group, taking into account differences in company size within the peer group.

Annual Incentive Awards
Intended to compensate individuals yearly based on the achievement of specific near-term, annual goals, which are established at the beginning of each year and approved by the O&C Committee.

The Board and management have identified several priority areas that management and the Board discuss regularly when reviewing Company performance. Our performance measures for annual incentive awards are the measurements that the Board uses to track progress in these key priority areas. Achievement of these performance objectives is a critical measure of the Company’s progress towards its goal of becoming the best-operated energy company in North America.

Long-term Incentive Awards
Used to align executive actions with long-term management and shareholder objectives, providing rewards consistent with the creation of shareholder value.

Our plan is designed to help retain executives over time and ensure they have a strong sense of ownership in the Company.

38 DTE ENERGY 2018 PROXY STATEMENT

Pay for Performance Alignment
The Company’s compensation programs are designed to clearly align performance objectives for our named executive officers with the interests of shareholders and with management’s system of priorities. (See image of system of priorities on page 1.) Our Company’s aspiration is to be the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve. We follow a system of priorities to achieve this objective, and our performance measures are designed to help move our Company towards achieving these priorities. The following table demonstrates how our annual and long-term performance measures map to our system of priorities.

Our System of Priorities	Related Annual or Long-Term Performance Metrics
Highly Engaged Employees	DTE Energy Employee Engagement - Gallup DTE Energy OSHA Recordable Incident Rate DTE Energy OSHA Days Away, Restricted and Transfer Rate National Safety Council Barometer Survey
Top-Decile Customer Satisfaction	Customer Satisfaction Index Customer Satisfaction Improvement Program Index MPSC Customer Complaints
Distinctive Continuous Improvement Capability	Customer Satisfaction Improvement Program Index Utility Operating Excellence Index
Strong Political & Regulatory Context	Customer Satisfaction Improvement Program Index Utility Operating Excellence Index MPSC Customer Complaints
Clear Growth & Value Creation Strategy	DTE Energy Total Shareholder Return vs Peer Group
Superior & Sustainable Financial Performance	DTE Energy Cash Flow DTE Energy Operating Earnings Per Share DTE Energy Ratio of Funds From Operations to Debt

DTE ENERGY 2018 PROXY STATEMENT 39

What We Do and What We Don’t Do
Our compensation programs are competitive and well-governed. We adopt best practices that make sense for our company and industry and avoid pay practices that are inconsistent with our pay-for-performance structure.

What we do:	What we don’t do:
We use multiple performance measures in our short-term and long-term plans that link compensation to our corporate objectives to be the best operated energy company in North America and to maximize shareholder value

No single-trigger change-in-control payments
We make the majority of our compensation for named executive officers “at risk” to further tie compensation to performance and shareholder interests	No excessive perquisites
Our O&C Committee is comprised of all independent directors and our compensation consultant is independent	No tax gross-ups on change-in-control agreements
We adopted a clawback mechanism to allow the Company to recover incentive compensation in the event of a material financial restatement	No guaranteed bonuses
We require executives and directors to meet robust stock ownership requirements	No pledging, hedging or short sales of Company securities for officers or directors
We review and update our peer groups and benchmarking on a regular basis to make sure our compensation remains competitive and near the median of the peer group	No stock option grants since 2010
We engage with shareholders to seek input about our compensation practices and policies	No repricing of existing stock options
No “excessive” golden parachute payments in any of our change-in-control arrangements

CEO Total Actual Compensation for 2017: Fixed vs. At-Risk
Our pay mix puts a high weight on performance-based compensation. This means that the majority of compensation is variable and will go up or down based on company performance. For 2017, 55% of our Chairman and Chief Executive Officer’s Compensation was performance-based or “at risk.”

40 DTE ENERGY 2018 PROXY STATEMENT

Overview
Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company, including our Named Executive Officers;

•	The roles of our O&C Committee and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.
Throughout this Proxy Statement, the term “Named Executive Officers” means: (1) the Chairman of the Board and Chief Executive Officer, Gerard M. Anderson; (2) the Senior Vice President and Chief Financial Officer, Peter B. Oleksiak; (3) the Vice Chairman, Steven E. Kurmas; (4) the Vice Chairman and Chief Administrative Officer, David E. Meador; and (5) the President and Chief Operating Officer, Gerardo Norcia. In addition, the term “executive” includes the Named Executive Officers, other key employees of the Company as designated by management from time to time and Executive Officers as defined by the Exchange Act.
Philosophy and Objectives
Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder and customer interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives — data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•
Compensation should have a meaningful performance component — a portion of an executive’s total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive’s individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.
Role of the Organization and Compensation Committee
The Board has a long-standing process for determining executive compensation that is performance-based, objective and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders and customers. The Board delegates to the O&C Committee the responsibility to determine and approve the CEO’s compensation, and to approve the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.
The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation programs throughout the enterprise (including subsidiaries). The O&C Committee responsibilities are more fully detailed in its charter, which is available at dteenergy.com/governance. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

DTE ENERGY 2018 PROXY STATEMENT 41

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Under the Executive Performance Plan described beginning on page 45, the O&C Committee annually allocates a percentage of the overall maximum award pool established under that plan to each Applicable Officer and retains the discretion to reduce the maximum award payable to any individual Applicable Officer based on the results of the performance goals established by the O&C Committee for that officer.
Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers’ compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. Based on input from its consultant and from management and based on a review of competitive data from peer group companies (as discussed below), the O&C Committee believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining and motivating talented executives in the energy industry in which we compete.
The O&C Committee also reviews and considers the results from the most recent shareholder advisory vote on executive compensation. At the 2016 and 2017 annual meetings, 96.2% and 94.7%, respectively, of voting shareholders approved the compensation of the Named Executive Officers. As part of our shareholder engagement program, we seek feedback from shareholders about our compensation practices.
Independent Review of Compensation Program
The O&C Committee directly employs an outside consulting firm, Mercer Human Resources Consulting LLC (“Mercer HR”), a subsidiary of Marsh & McClennan Companies, Inc., to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session, consults with the members as required and provides input with regard to the CEO’s compensation and performance.
Mercer HR has served as the O&C Committee’s outside consultant since 2002. The O&C Committee has determined Mercer HR to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge for Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. To help ensure that the consultant maintains the highest level of independence from the Company, all work performed by Mercer HR and its affiliates (a) which falls outside the scope of work performed for the O&C Committee on executive compensation matters, and (b) which has a total cost of $750,000 or greater, requires pre-approval by the O&C Committee based upon the recommendation of management.
In 2017, we paid Mercer HR $60,466. In addition, in 2017 the Company paid $225,000 for services unrelated to human resources consulting to affiliates of Mercer HR. In 2017, the O&C Committee followed its process to pre-approve certain work awarded to affiliates of Mercer HR.

42 DTE ENERGY 2018 PROXY STATEMENT

Management’s Role
Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO’s compensation, management’s responsibilities include:

•	Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.
The CEO’s compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.
Compensation and Peer Group Assessment

Each component of executive compensation (see “Key Components of Executive Compensation” below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group.

The most recent peer group was approved by the O&C Committee in June 2015. That peer group, which is applicable for 2017, consisted of the companies listed below. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys. The surveys provide data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data when making compensation decisions relating to the Named Executive Officers and the Company’s mix of compensation components.

Management also retains an external consulting firm to conduct a market study covering compensation practices for similar positions in the peer group. The most recent market study was completed in August 2017 by Aon Hewitt, whose comprehensive database included all of our desired utility/energy peer companies and also included data for most of our utility/energy-related executive positions.

Utility/Energy Companies		Non-Energy Companies
•	Ameren Corporation	•	BorgWarner, Inc.
•	American Electric Power Company, Inc.	•	Cummins Inc.
•	CenterPoint Energy, Inc.	•	Kellogg Company
•	CMS Energy Corporation	•	Masco Corporation
•	Consolidated Edison	•	Navistar International Corporation
•	Dominion Resources, Inc.	•	Owens Corning
•	Duke Energy Corporation	•	PPG Industries, Inc.
•	Edison International	•	The Sherwin-Williams Company
•	Entergy Corporation	•	Whirlpool Corporation
•	FirstEnergy Corp.
•	NiSource Inc.
•	PG&E Corporation
•	PPL Corporation
•	Public Service Enterprise Group (PSEG)
•	SCANA Corporation
•	Sempra Energy
•	Xcel Energy, Inc.

DTE ENERGY 2018 PROXY STATEMENT 43

Key Components of Executive Compensation
The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentives

•	Pension and Deferred Compensation

•	Post-Termination Agreements (Severance and Change-In-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company’s executive compensation program:
Base Salary
The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the executive, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. We review these midpoints annually to ensure they are consistent with the market and make salary adjustments, when appropriate.
Annual and Long-Term Incentives
We have two primary types of incentives that reward executives for performance. The incentives are designed to tie compensation to performance and encourage executives to align their interests with those of the shareholders and customers of the Company. Our annual incentives allow us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. Our long-term incentives allow us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and to create shareholder alignment.
We believe the current mix among base salary, the annual incentives and the long-term incentives is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the annual incentives and the long-term incentives provides a balance to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.
The Board has implemented a “clawback” policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws and based on a determination of the O&C Committee, the Company may recover any excess performance-based compensation awarded as a result of the restatement from any of our current or former officers who received performance-based compensation (including awards under the Annual Incentive Plan, the Long-Term Incentive Plan and the Executive Performance Plan) during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, in accordance with applicable law and regulations.

44 DTE ENERGY 2018 PROXY STATEMENT

Executive Performance Plan
Shareholders approved the material terms of the DTE Energy Executive Performance Plan (“Executive Performance Plan”) at the 2015 Annual Meeting. The Executive Performance Plan is the Company’s umbrella plan that was designed to enable certain payments under the Annual Incentive Plan and Long-Term Incentive Plan to satisfy the performance-based compensation exception of Internal Revenue Code Section 162(m) and to serve as the funding vehicle for all of the annual and certain long-term incentive compensation paid to the designated executive officers selected to participate in the plan. However, effective for compensation paid after 2017, the Section 162(m) exception for performance-based compensation was repealed by The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (“Tax Cuts Act”). The Tax Cuts Act also expanded the group of employees and former employees whose compensation is subject to the deduction limitation in Section 162(m). As a result, the Company may not be entitled to take a tax deduction after 2017 for any compensation in excess of $1 million paid to any current or former Named Executive Officer. Further, the O&C Committee reserves the right to reduce compensation that was initially intended to satisfy the Section 162(m) exception if it determines that such reductions are consistent with the Company’s business needs.

The operation of the Executive Performance Plan is described below.
Performance Formula – Maximum Fund Amount. The Executive Performance Plan includes a performance formula that was approved by shareholders and will not be changed without shareholder approval. The Company’s performance for each plan year is then used to calculate the maximum potential award fund for all awards under the Executive Performance Plan. The maximum fund amount for all awards for any plan year under the Executive Performance Plan will be three percent of DTE Energy Company Adjusted Net Income for that year. “DTE Energy Adjusted Net Income” is DTE Energy Net Income adjusted to subtract Net Income for the Energy Trading reporting segment for that year. “DTE Energy Net Income” is defined as the Company’s profit as reported on the Company’s Consolidated Statements of Operations under the heading “Net Income Attributable to DTE Energy Company” in the Company’s audited financial statements as filed with the SEC in the Company’s Form 10-K for the relevant year. Net Income for the Energy Trading reporting segment is reported in the “Energy Trading” subsection of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section as disclosed in the Company’s Form 10-K for the relevant year, based on information reported in the Company’s audited financial statements as filed with the Company’s Form 10-K.
Applicable Officers and Allocations. Not later than the ninetieth day of each calendar year, the O&C Committee will determine (a) which executive officers will participate in the Executive Performance Plan for that calendar year (the “Applicable Officers”) and (b) the individual maximum award allocated to each Applicable Officer as a percentage of the maximum award fund. Under the terms of the Executive Performance Plan, no single Applicable Officer may be allocated or receive an award of more than the lesser of (i) fifty percent of the maximum award fund or (ii) ten million dollars ($10,000,000). After the end of a calendar year, when the Company’s final Adjusted Net Income result for that year is available, the O&C Committee will determine the maximum individual award amount for each Applicable Officer based on those allocation percentages. The O&C Committee has the ability to apply negative discretion to adjust the final awards down (but never up) from that maximum individual amount based on the results of performance goals approved by the O&C Committee for that Applicable Officer.
The O&C Committee applied each Applicable Officer’s 2017 individual performance goals originally set using the Annual Incentive Plan measures, metrics, targets and procedures when determining the amount of the Applicable Officer’s 2017 award under the Executive Performance Plan. It is the intention of the O&C Committee that the total annual incentive award for each Applicable Officer paid under the Executive Performance Plan for any year will not exceed the amount that would have been awarded to the Applicable Officer for that year if the Applicable Officer’s award had been made under the Annual Incentive Plan.
Each of the Named Executive Officers was an Applicable Officer under the Executive Performance Plan for 2017. The following table sets forth each Named Executive Officer’s allocation percentage of the maximum award fund (“Maximum Award Percentage”) for 2017. The 2017 maximum individual award amount is calculated by multiplying the Maximum Award Percentage by 3 percent of DTE Energy Adjusted Net Income (“Maximum Individual Amount”). The final total 2017 executive performance plan award is the result of the O&C Committee exercising its negative discretion to reduce the Maximum Individual Amount (“Actual Award Amount”). The Actual Award Amount does not include the value of dividends paid on unvested restricted stock paid under the Executive Performance Plan.

DTE ENERGY 2018 PROXY STATEMENT 45

Name and Title	2017 Maximum Award Percentage	2017 Maximum Individual Amount	2017 Actual Award Amount
Gerard M. Anderson	45%	$10,000,000	$5,128,750
Chairman and Chief Executive Officer
Peter B. Oleksiak	10%	$3,187,827	$1,017,625
Senior Vice President and Chief Financial Officer
Steven E. Kurmas	15%	$4,781,741	$820,400
Vice Chairman
David E. Meador	15%	$4,781,741	$1,504,725
Vice Chairman and Chief Administrative Officer
Gerardo Norcia	15%	$4,781,741	$1,822,550
President and Chief Operating Officer
The final awards for the 2017 year were paid to each of the Named Executive Officers in early 2018.

Annual Incentives

The objective of the annual incentives is to compensate individuals yearly based on the achievement of specific annual goals and tie compensation to near-term performance. We have two main plans for paying annual incentive awards to our executives: the DTE Energy Annual Incentive Plan (“Annual Incentive Plan”) and the Executive Performance Plan. From 2015 through 2017, the annual incentive awards for the Named Executive Officers were paid under the Executive Performance Plan. The O&C Committee sets individual performance measures, metrics and targets for the Named Executive Officers for each year using the Annual Incentive Plan measure, metrics, targets and procedures described below, and the Named Executive Officer’s performance against those measures, metrics and targets is considered when the O&C Committee determines the officer’s annual incentive award under the Executive Performance Plan for that year. For additional information regarding the Executive Performance Plan and the repeal of the Section 162(m) performance-based compensation exception, please see the discussion beginning on page 45.
Under the terms of the Annual Incentive Plan, participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and business unit objectives. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board’s Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company’s key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.
The amount of an executive’s Annual Incentive Plan award is determined as follows:

•	The executive’s most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

•	The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target and maximum levels for each objective.

•	The target award is then multiplied by the performance payout percentage to arrive at the pre-adjusted calculated award.

•
The pre-adjusted calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.

Each objective has a threshold, target and maximum level. The Company or relevant business unit must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective.

46 DTE ENERGY 2018 PROXY STATEMENT

The minimum established level of each objective will result in a payout of 25% of target and the maximum established for each level (or better) will result in a payment of up to 175% of target.
The operating earnings per share and cash flow measures were chosen as indicators of the Company’s financial strength. The customer satisfaction, employee engagement and safety performance and effectiveness measures were selected to make the Company more responsive to our customers’ needs and to make the Company a safer and better place to work. The Utility Operating Excellence measures were chosen as representative of (a) electric generation and distribution reliability and (b) gas system reliability, gas system availability and the pace of gas system improvements.
For 2017, the performance objectives and the related weightings, thresholds, targets, maximums and results for calculating the Named Executive Officers’ pre-adjusted annual incentive award amounts were as follows:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating Earnings Per Share	25.0%	$5.15	$5.30	$5.46	$5.59	175.0%	43.75%
DTE Energy Adjusted Cash Flow ($ millions)	25.0%	$(360)	$20	$400	$135	122.8%	30.70%
Customer Satisfaction Index (percentile)	8.0%	50	60	70	82	175.0%	14.00%
Customer Satisfaction Improvement Program Index	6.0%	15%	10%	0%	9.6%	103.0%	6.18%
MPSC Customer Complaints	4.0%	2,194	2,094	1,994	2,389	0.0%	0.0%
DTE Energy Employee Engagement– Gallup	8.0%	4.17	4.34	4.39	4.375	152.5%	12.20%
Safety Performance & Effectiveness Index:
DTE Energy OSHA Recordable Incident Rate	2.67%	0.87	0.64	0.52	0.67	90.2%	2.41%
DTE Energy OSHA Days Away, Restricted and Transfers Rate	2.67%	0.44	0.39	0.18	0.37	107.1%	2.86%
National Safety Council Barometer Survey (percentile)	2.66%	90	94	98	98	175.0%	4.67%
Utility Operating Excellence Index:
All Weather SAIDI (minutes)	2.0%	280	265	252	1,063	0.0%	0.0%
Blue Sky CAIDI (minutes)	2.0%	139	130	124	128	125.0%	2.50%
Fossil Power Plant Reliability	4.0%	9.5%	8.5%	7.5%	6.1%	175.0%	7.00%
Nuclear Plant Performance	1.0%	[see footnote for description]			Target	100.0%	1.00%
Refuel Outage Duration (days)	1.0%	40	35	30	33.7	119.5%	1.20%
Nuclear On-Line Unit Capability Factor	1.0%	92.0%	94.0%	96.0%	96.3%	175.0%	1.75%
Nuclear Power Plant Reliability Matrix	1.0%	7	10	13	14	175.0%	1.75%
Gas Distribution System Improvement	1.0%	1,784	1,284	784	845	165.9%	1.66%
Gas Distribution Response Time (minutes)	0.6%	24.5	23.5	22.5	23.3	118.8%	0.71%
Lost and Unaccounted for Gas (Bcf)	0.8%	4.0	3.7	3.4	4.4	0.0%	0.0%
Gas Compression Reliability	0.6%	85.0%	88.0%	90.0%	91.2%	175.0%	1.05%
Gas Damage Prevention Effectiveness	0.6%	3.9	3.7	3.5	4.8	0.0%	0.0%
Gas Transmission Reliability	0.4%	30	37	39	39	175.0%	0.70%
Total	100.0%						136.09%
The measures in the above table are defined below:
DTE Energy Operating Earnings Per Share: DTE Energy reported earnings after operating adjustments divided by average shares outstanding. DTE Energy management believes that operating earnings provide a more meaningful representation of the company's earnings from ongoing operations and uses operating earnings as the primary performance measurement internally and externally. Operating earnings can be reconciled to our reported earnings as set forth in the following table:

DTE ENERGY 2018 PROXY STATEMENT 47

	2017	2012
Reported Earnings per Share	$6.32	$3.55
PSCR disallowance	0.06
System implementation costs	0.05
Deferred tax remeasurement	(0.58)
Impairment	0.04
Certain mark-to-market transactions	(0.30)
Coke oven gas settlement		0.04
Chicago Fuels terminal sale		0.01
Pet coke mill impairment		0.01
Discontinued operations (unconventional gas)		0.33
Operating Earnings per Share	$5.59	$3.94
DTE Energy Adjusted Cash Flow: DTE Energy net cash from operating activities adjusted by utility capital expenditures, asset sale proceeds and other items approved by the O&C Committee.

Customer Satisfaction Index: Measures the satisfaction of four customer segments: (1) electric residential, (2) gas residential, (3) electric business, and (4) gas business using industry standard methodology developed by JD Power Associates (“JDPA”) to determine performance percentile relative to peers.
Customer Satisfaction Improvement Program Index: The calculation for defects per million opportunities (“DPMO”) which will include defects from DTE Cares callbacks, self-service transactions and new transactions based on the actual proportions of customer interactions measured as a change from the 2016 weighted baseline.
MPSC Customer Complaints: Number of complaints received by the Michigan Agency on Energy ("MAE")/Michigan Public Service Commission (“MPSC”) in the calendar year for all business units across DTE Energy.
DTE Energy Employee Engagement–Gallup: The average of the DTE Energy Company Gallup Grand Mean scores from two surveys during the year.
Safety Performance and Effectiveness Index: Includes three measures that are a representation of safety performance:
1. DTE Energy OSHA Recordable Incident Rate: Number of Occupational Safety and Health Administration (“OSHA”) defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked.
2. DTE Energy OSHA Days Away, Restricted and Transfers Rate: The number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, and/or job duty/position transfer due to work-related injuries (DART) in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked by business unit measured.
3. National Safety Council Barometer Survey: The results of the National Safety Council ("NSC") Barometer Survey stated as a benchmark percentile as compared to the NSC database.
Utility Operating Excellence Index: Corporate index that encompasses thirteen operating excellence measures:
1. All Weather SAIDI (System Average Interruption Duration Index): For all customers served, the average minutes of interruption, regardless of weather conditions.
2. Blue Sky CAIDI (Customer Average Interruption Duration Index): The average minutes of interruption for all customers experiencing an outage for those days when there is no declared storm. A storm is declared when there are 15,000 outages in 24 hours.

48 DTE ENERGY 2018 PROXY STATEMENT

3. Fossil Power Plant Reliability: The Monroe and Belle River Random Outage Factor (ROF) which is the weighted average of the six base load coal units’ year-end ROF. A unit’s ROF is the percentage of time that a unit is not capable of reaching 100% capacity, excluding planned outages.

4. Nuclear Plant Performance: An evaluation of plant performance according to the following criteria:

Threshold	Acceptable performance and on an improving trend, with increased monitoring ended after July 2017 evaluation
Target	Strong performance, with increased monitoring ended after July 2017 evaluation
Maximum	Strong performance, with increased monitoring ended prior to July 2017 evaluation

5. Refuel Outage Duration: The time between the breaker open to the breaker closed that the plant is off-line to refuel the reactor.

6. Nuclear On-Line Unit Capability Factor: The ratio of available energy generation over a given time period to the reference energy generation over the same time period, expressed as a percentage.

7. Nuclear Power Plant Reliability Matrix: A score from 0 to 15 points measuring outcomes across 5 operational performance metrics.
8. Gas Distribution System Improvement: The number of open leaks in the system as of December 31, 2017.
9. Gas Distribution Response Time: Elapsed time in minutes from when the customer reports the condition to when the field service employee arrives at the site.
10. Lost and Unaccounted for Gas: Lost and unaccounted for gas from the source and disposition report measured in billion cubic feet (Bcf). It is a function of multiple contributors including transmission losses, theft, leaks, billing inaccuracies and metering equipment condition.
11. Gas Compression Reliability: The total number of available hours less the number of hours unavailable due to planned and unplanned shutdowns, divided by the total hours in one year.
12. Gas Damage Prevention Effectiveness: Number of third-party damages to main and service gas lines per 1,000 tickets. A ticket is defined as one staking request received from 811 (Miss Dig).
13. Gas Transmission Reliability: Installation of remote control valves (RCV) on the gas transmission system in the areas defined by regulation as High Consequence Areas (HCA). HCA is established largely by population density. The metric is measured as RCV unit installation completed, including commissioning.
The aggregate weighted payment percentage for the pre-adjusted calculated award was 136.09% for all of the Named Executive Officers.

The pre-adjusted awards are adjusted by an individual performance modifier for each of the Named Executive Officers. Individual performance criteria are set at the beginning of each calendar year for each of the Named Executive Officers. For 2017, qualitative criteria include, as applicable, leadership performance, overall operational performance, employee engagement and customer performance, diversity and inclusion, continuous operational improvements and other appropriate operating measures. The O&C Committee evaluates the individual performance of each of the Named Executive Officers and approves an adjustment to the annual award based on the individual contribution and performance. The individual performance modifier adjusts a Named Executive Officer’s annual cash bonus such that the Named Executive Officer’s actual cash bonus ranges between zero and 150% of the pre-adjusted calculated award. For 2017, the individual performance modifiers for the Named Executive Officers ranged from 105% to 130%.

DTE ENERGY 2018 PROXY STATEMENT 49

The final awards for the 2017 year paid to each of the Named Executive Officers in early 2018 were intended to qualify for the Section 162(m) performance-based compensation exception. As a result of the passage of the Tax Cuts Act (see discussion on page 45), it is uncertain whether annual incentives paid to any current or former Named Executive Officer after 2017 will be deductible, even though the O&C Committee intended those annual incentives to qualify as performance-based compensation under Section 162(m).
Long-Term Incentives
Long-term incentives provide the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives’ interests with those of our shareholders. Our principles for ownership of stock, discussed on page 54, ensure that the executives and other employees have a vested interest in the long-term financial health, management and success of the Company.
The long-term incentives reward executives and other employees with stock-based compensation. These incentives are generally awarded under the Long-Term Incentive Plan; however, certain long-term incentives are awarded under the Executive Performance Plan, with any equity awards made under the Executive Performance Plan subject to the terms of the Long-Term Incentive Plan. As a result of the passage of the Tax Cuts Act (see discussion on page 45), it is uncertain whether long-term incentive awards paid to current or former Named Executive Officers after 2017 that the O&C Committee intended to qualify as performance-based compensation under Section 162(m) will be deductible if the Named Executive Officer’s total compensation exceeds $1 million.
Named Executive Officers are eligible to receive restricted stock, performance shares, performance units, stock options or a combination of these awards. Since the creation of the Long-Term Incentive Plan, we have granted only performance shares, time-based restricted stock and nonqualified stock options. However, the O&C Committee has not granted stock options under the Long-Term Incentive Plan since 2010. Executives receive long-term incentive grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers for 2017 were as follows: Mr. Anderson, 460% of base salary; Mr. Oleksiak, 250% of base salary; Mr. Kurmas, 255% of base salary; Mr. Meador, 225% of base salary; and Mr. Norcia, 300% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years’ grants, career potential and retention issues in determining the final number of awards granted.
The value of each element of these long-term incentive grants for 2017 was as follows:

Performance Shares	Approximately 70%
Restricted Stock	Approximately 30%
This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

•
Performance Shares Granted in 2017:     In 2017, performance shares represented approximately 70% of the overall long-term incentive grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, in the plan administrator’s discretion, depending on the level of achievement of performance measures. The performance measurement period for the 2017 grants is January 1, 2017 through December 31, 2019. Payments earned under the 2017 grants and the related performance measures are described in footnote 2 to the “Grants of Plan-Based Awards” table on page 58. In the event a participant retires (age 65 or age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of the performance shares that would otherwise have been payable based upon actual results for the entire performance period. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents would not be paid on unvested or unearned performance shares. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the fair market value on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the committee.

50 DTE ENERGY 2018 PROXY STATEMENT

•
Performance Shares Paid in 2017:     The performance shares granted in 2014 were paid in early 2017. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

Long-Term Incentive Plan (2017 Payout of Awards Granted in 2014)
For Messrs. Anderson, Oleksiak, Kurmas and Meador:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	80%	25th percentile	50th percentile	75th percentile	65th percentile	160.0%	128.0%
Balance Sheet Health— FFO to Debt	20%	18.9%	20.9%	22.9%	22.1%	160.0%	32.0%
Total	100%						160.0%

For Mr. Norcia:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	54.0%	25th percentile	50th percentile	75th percentile	65th percentile	160.0%	86.4%
Balance Sheet Health—FFO to Debt	17%	18.9%	20.9%	22.9%	22.1%	160.0%	27.2%
DTE Electric Average Return on Equity 2014-2016	14.0%	9.9%	10.4%	10.9%	10.6%	140.0%	19.6%
Gas Storage & Pipeline 2014-2016 Average Net Income ($ millions)	12.0%	$87	$92	$96	$114.0	200.0%	24.0%
Gas Storage & Pipeline 2014-2016 Return on Invested Capital	3.0%	10.8%	12.1%	13.4%	13.8%	200.0%	6.0%
Total	100.0%						163.2%
The measures in the above tables are defined below:
Total Shareholder Return: Total DTE Energy shareholder return compared to 20 peer group companies (as defined below) based on the average share prices from December 2013 to December 2016.
Balance Sheet Health—FFO (Funds from Operations) to Debt: Measures cash flow coverage as a ratio of FFO to debt where:

•
FFO is defined as the sum of: (1) net income, (2) deferred taxes, (3) depreciation and amortization (excluding amortization related to DTE Electric’s securitization debt), and (4) income statement impact of capitalizing operating leases, and

•
Debt is defined as all long-term and short-term debt of DTE Energy Company, adjusted as follows: (1) exclude portion of DTE Gas’s short-term debt attributable to seasonal working capital needs; (2) exclude 50% of DTE Energy’s Junior Subordinated Debt; (3) exclude DTE Electric’s securitization debt, and (4) include balance sheet impact of capitalizing operating leases.

DTE Electric Average Return on Equity 2014-2016: DTE Electric’s three-year average segment return on equity, expressed as a percentage, calculated based on operating income.

DTE ENERGY 2018 PROXY STATEMENT 51

Gas Storage & Pipeline 2014-2016 Average Net Income: Gas Storage and Pipelines’ three-year average segment net income, adjusted for corporate allocations and other items approved by the O&C Committee.

Gas Storage & Pipeline 2014-2016 Return on Invested Capital: Gas Storage and Pipelines’ three-year average of the annual return on invested capital, adjusted for certain items approved by the O&C Committee.

The peer group for the performance shares granted under the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the companies set forth below. These companies were selected because: (1) their operations are largely regulated; (2) their size (based on market capitalization); and (3) their business strategies are similar to those of DTE Energy. In creating this peer group, the Company started with the S&P 1500 Multi-Utility and S&P 1500 Electric Utility Indices and eliminated companies with less than $1.5 billion of market capitalization and companies with material gas commodity exposure. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

Alliant Energy Corporation	PG&E Corporation
Ameren Corporation	Pinnacle West Capital Corporation
CenterPoint Energy, Inc.	Portland General Electric Company
Cleco Corporation	SCANA Corporation
CMS Energy Corporation	Southern Company
Consolidated Edison, Inc.	TECO Energy, Inc.
Duke Energy Corporation	Vectren Corporation
Eversource Energy	Westar Energy, Inc.
Great Plains Energy, Inc.	Wisconsin Energy Corporation
IDACORP Inc.	Xcel Energy, Inc.
Total shareholder return compared to the Peer Group is the primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies.
As displayed above, the 2017 payout levels approved by the O&C Committee were 160.0% for Messrs. Anderson, Oleksiak, Kurmas and Meador and 163.2% for Mr. Norcia. Payouts for the NEOs under the Long Term Incentive Plan for 2015 and 2016 ranged from 92.6% to 196.6%. For more details of the 2017 payouts see footnote 2 to the “Option Exercises and Stock Vested in 2017” table on page 59.

•
Restricted Stock:    The restricted stock grants are time-based and generally include a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2017, restricted stock was granted, representing approximately 30% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on February 1, 2020. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. Restricted stock grants generally do not qualify as performance-based compensation under Internal Revenue Code Section 162(m) and are included when computing the allowable deduction for compensation. However, for performance periods following shareholder approval of the Executive Performance Plan at the 2015 Annual Meeting, the full value of restricted stock grants have been treated as part of each officer’s annual award under the Executive Performance Plan for the year in which vesting occurs, to the extent that full value, when combined with other incentive payments to the officer, does not exceed the lesser of the officer’s Maximum Individual Amount under the Executive Performance Plan for that year or $10 million. However, as a result of the passage of the Tax Cuts Act (see discussion on page 45), it is uncertain whether restricted stock grants that vest after 2017, which the O&C Committee intended to qualify as performance-based compensation under Section 162(m), will be deductible if paid to a current or former Named Executive Officer whose total compensation exceeds $1 million. In the event a participant retires (age 65 or age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

52 DTE ENERGY 2018 PROXY STATEMENT

•
Stock Options:    The O&C Committee has not granted stock options under the Long-Term Incentive Plan since 2010. In 2010, nonqualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allowed us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. The stock option exercise price is based on the closing price on the date the options are granted. In the event a participant retires (age 65 or age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options. In February 2014, the Board adopted an amendment to the Long-Term Incentive Plan that prohibits the cash buyout of underwater stock options. This policy applied to all previously issued stock options and to options issued in the future, if any.

Pension and Deferred Compensation

Pension Benefits Substantially all non-represented employees hired prior to 2012, including our Named Executive Officers, are eligible to participate in our tax-qualified pension plan, the DTE Energy Company Retirement Plan. Named Executive Officers are also eligible to participate in our nonqualified pension plans, the DTE Energy Company Supplemental Retirement Plan and the DTE Energy Company Executive Supplemental Retirement Plan.

Deferred Compensation Substantially all employees, including our Named Executive Officers, are eligible to participate in one of our tax-qualified 401(k) plans. The Named Executives Officers participate in the DTE Energy Company Savings and Stock Ownership Plan. Our Named Executive Officers are also eligible to participate in our nonqualified 401(k) plan, the DTE Energy Company Supplemental Savings Plan. The Company also sponsors the
DTE Energy Company Executive Deferred Compensation Plan, a nonqualified deferred compensation plan. However, this plan was closed effective as of January 1, 2007 for future deferrals and none of the Named Executive Officers participate in the plan.
Providing supplemental pension and deferred compensation benefits for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 60 describe both the tax-qualified and nonqualified pension benefits for which certain executives are eligible and which are commonly offered by other employers in our peer group.
For further description of the nonqualified supplemental pension and deferred compensation benefits, see “Pension Benefits” beginning on page 60.
Executive Benefits
We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of benefits provided to executives against a peer group to ensure they are reasonable and consistent with our overall compensation objectives.
We provide a cash allowance to certain executives in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.
During 2017, we provided various benefits for a limited number of officers that included the following:

•
Security driver for business: Based on our executive security policies and a security risk assessment by the Company’s chief security officer, the Board requires Mr. Anderson to use a Company car and security driver while on Company business.

•
Corporate aircraft for limited business travel: We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the

DTE ENERGY 2018 PROXY STATEMENT 53

aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2017, there was no personal use of the corporate aircraft.

•
Supplemental retirement benefits: Certain executives are eligible for both tax-qualified and non-qualified retirement benefits which are commonly offered by other employers in our peer group. For further description of the supplemental retirement benefits, see "Pension Benefits" beginning on page 60.

•
Other benefits: Executives are allowed the limited use of corporate event tickets and the corporate condominium when available. The Company also provides home security monitoring for some executives, including some of the Named Executive Officers.

Post-Termination Agreements
We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change in control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 64.
Stock Ownership Policy
Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Mr. Anderson, five times his base salary; (ii) for Messrs. Kurmas, Meador and Norcia, four times their respective base salary; and (iii) for Mr. Oleksiak, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of December 31, 2017, 100% of the Named Executive Officers and all of the other required employees who have served in their position for at least five years have met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation
Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986 placed a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to “covered employees” unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, “covered employees” for these purposes are our CEO and the three highest paid executive officers named in the “Summary Compensation Table” on page 56 other than the CEO and CFO. The Executive Performance Plan was designed to enable the Company to pay awards that qualify as performance-based compensation under Section 162(m). As required pursuant to Section 162(m), shareholders approved the material terms of the Executive Performance Plan at the 2015 Annual Meeting.
The value of restricted stock was part of the paid awards included in the Named Executive Officer’s allocation of the maximum award fund established by the objective performance factor under the Executive Performance Plan for 2016, so that the total amounts paid to the Named Executive Officer under the Executive Performance Plan in 2017 satisfied the requirements for tax deductibility by the Company under Section 162(m). However, the O&C Committee retained the discretion to reduce the payout under the Executive Performance Plan of restricted stock, or any other award, to a Named Executive Officer.
For the 2017 tax year, the Company paid the Named Executive Officers a total of $0.5 million which was not deductible.

Effective for tax years beginning after December 31, 2017, the Tax Cuts Act repealed the exception for performance-based compensation under Section 162(m) so that all compensation paid to a covered employee beginning in 2018 in excess of $1 mi

54 DTE ENERGY 2018 PROXY STATEMENT

llion will be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.  Because of uncertainties as to the scope of transition relief under the provisions of the Tax Cuts Act repealing the performance-based compensation exception, no assurances as to whether any awards made under the Executive Performance Plan in 2017 and paid in 2018 will be deductible can be given until the Internal Revenue Service provides additional guidance.
The Tax Cuts Act also modified the definition of a covered employee to include the CEO, CFO and the three highest paid executive officers other than the CEO and CFO. In addition, once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death.
Beginning in 2018, the changes enacted by the Tax Cuts Act will impact the amount of compensation paid to the Named Executive Officers that will be deductible on our federal income tax return.
We have also structured all of our nonqualified compensation programs to be in compliance with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.
Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our shareholders, we closely monitor the number and the fair values of the option shares.

Report of the Organization and Compensation Committee
The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2018 Proxy Statement.
Organization and Compensation Committee
David A. Brandon, Chair
Ruth G. Shaw
Gail J. McGovern
James B. Nicholson

DTE ENERGY 2018 PROXY STATEMENT 55

Summary Compensation Table
The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gerard M. Anderson,	2017	1,319,231	8,813,700	2,800,000	2,768,249	134,727	15,835,907
Chairman and Chief Executive Officer	2016	1,293,519	7,141,380	2,500,000	1,419,689	144,351	12,498,939
	2015	1,268,269	6,299,250	1,973,000	499,414	134,250	10,174,183
Peter B. Oleksiak,	2017	592,385	1,498,329	643,000	832,450	79,209	3,645,373
Senior Vice President and Chief Financial Officer	2016	553,519	1,358,604	542,700	401,975	73,805	2,930,603
	2015	494,808	1,033,077	507,100	484,430	72,007	2,591,422
Steven E. Kurmas,	2017	680,385	1,752,947	820,400	1,380,315	97,858	4,731,905
Vice Chairman (Retired effective Feb. 1, 2018)	2016	659,815	1,933,398	780,800	1,000,894	88,219	4,463,126
	2015	639,616	1,704,997	662,800	330,160	88,403	3,425,976
David E. Meador,	2017	717,692	1,596,259	927,600	1,180,550	88,154	4,510,255
Vice Chairman and Chief Administrative Officer	2016	694,815	1,802,763	857,700	795,805	89,936	4,241,019
	2015	674,615	1,595,810	717,500	170,914	80,631	3,239,470
Gerardo Norcia,	2017	730,385	2,252,390	1,275,800	522,829	90,510	4,871,914
President and Chief Operating Officer	2016	650,926	1,942,107	848,700	343,180	84,851	3,869,764
	2015	606,923	1,511,820	677,100	225,882	81,623	3,103,348

(1)
The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the DTE Energy Company Supplemental Savings Plan (a nonqualified 401(k) plan, the “Supplemental Savings Plan”). The amounts deferred by each of the Named Executive Officers were as follows:

Name	2017 Deferred Amount ($)	2016 Deferred Amount ($)	2015 Deferred Amount ($)
Gerard M. Anderson	113,923	111,352	108,827
Peter B. Oleksiak	47,162	42,887	31,481
Steven E. Kurmas	24,623	23,733	22,477
David E. Meador	52,308	51,555	49,908
Gerardo Norcia	55,039	34,074	30,554

(2)
These amounts represent the grant date fair value of the restricted stock and performance shares granted in 2015, 2016 and 2017 in accordance with ASC Topic 718. The number of awards granted and other information related to the 2017 grants are detailed in the “Grants of Plan-Based Awards” table on page 58.

(3)
The 2017 annual incentive amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 46 and include an individual performance modifier.

56 DTE ENERGY 2018 PROXY STATEMENT

(4)
The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan ("Qualifed Plan"), the DTE Energy Company Supplemental Retirement Plan ("SRP"), and the DTE Energy Company Executive Supplemental Retirement Plan ("ESRP"). The measurement period for each of 2015, 2016 and 2017 was the calendar year. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. Discount rates used for 2015 and 2016 valuations were 4.50% and 4.25%, respectively for all plans. The discount rate used for 2017 valuations were 3.70% for the Qualified Plan and 3.60% for the SRP and ESRP. These plans are described in more detail beginning on page 60.

(5)	The following table provides a breakdown of the 2017 amounts reported in this column:

Name	Company Matching Contributions to the Savings Plan ($)*	Company Matching Contributions to the Supplemental Savings Plan ($) *, **	Additional Benefits ($)***	Total ($)
Gerard M. Anderson	9,000	70,154	55,573	134,727
Peter B. Oleksiak	9,235	26,308	43,666	79,209
Steven E. Kurmas	15,531	25,292	57,035	97,858
David E. Meador	3,231	39,231	45,692	88,154
Gerardo Norcia	9,208	34,615	46,687	90,510

*
The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from eligible compensation to the DTE Energy Savings and Stock Ownership Plan (a tax-qualified 401(k) plan, the “Savings Plan”) and the Supplemental Savings Plan. The total combined Company matching contributions between the plans cannot exceed 6% of eligible compensation for each of the Named Executive Officers.

**
The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($18,000 plus $6,000 per year catch-up contributions for 2015, 2016 and 2017) and the compensation limit ($265,000 for 2015 and 2016 and $270,000 for 2017). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***
The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives receive an annual cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to each Named Executive Officer during 2017 was $35,000. Other executive benefits made available to certain of the named executive officers during 2017 included security services and limited personal use of corporate event tickets, the corporate condominium, and the corporate leased jet. See “Executive Benefits” on page 53 for a full discussion of executive benefits.

DTE ENERGY 2018 PROXY STATEMENT 57

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target Award ($)	Maximum ($)	Threshold (#)	Target Award (#)	Maximum (#)	All other Stock awards (#) (3)	Exercise or base price ($/Sh)	Grant date fair value ($) (4)
Gerard M. Anderson		—	1,590,000	4,173,750
	2/1/2017				—	60,000	120,000		$97.93	5,875,800
	2/1/2017							30,000	$97.93	2,937,900
Peter B. Oleksiak		—	450,000	1,181,250
	2/1/2017				—	10,700	21,400		$97.93	1,047,851
	2/1/2017							4,600	$97.93	450,478
Steven E. Kurmas		—	548,000	1,438,500
	2/1/2017				—	12,500	25,000		$97.93	1,224,125
	2/1/2017							5,400	$97.93	528,822
David E. Meador		—	568,000	1,491,000
	2/1/2017				—	11,400	22,800		$97.93	1,116,402
	2/1/2017							4,900	$97.93	479,857
Gerardo Norcia		—	750,000	1,968,750
	2/1/2017				—	16,100	32,200		$97.93	1,576,673
	2/1/2017							6,900	$97.93	675,717

(1)
These dollar amounts represent the threshold, target and maximum calculated awards for the 2017 plan year under the Annual Incentive Plan. The various measures and details relating to the 2017 final awards are presented beginning on page 47. Annual incentive awards for the Named Executive Officers paid under the Executive Performance Plan prior to January 1, 2018 were intended to qualify as performance-based compensation under Section 162(m). See the discussion regarding the passage of the Tax Cuts Act beginning on page 45.

(2)
The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 1, 2017. The performance measurement period for the 2017 grants is January 1, 2017 through December 31, 2019. Payments earned from the 2017 grants will be based on two performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (80%) and (ii) balance sheet health - FFO to debt (20%) for all of the Named Executive Officers. The final payouts, if any, will occur after the O&C Committee certifies the final results in early 2020. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.

(3)
This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 1, 2017. These shares of restricted stock will vest on February 1, 2020, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	This column reports the grant date fair value of each equity award granted in 2017 computed in accordance with FASB ASC Topic 718.

58 DTE ENERGY 2018 PROXY STATEMENT

Outstanding Equity Awards of Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Gerard M. Anderson	80,000	(1)	43.95	2/25/2020	78,000	8,537,880	178,592	19,548,680
Peter B. Oleksiak					13,000	1,422,980	31,889	3,490,570
Steven E. Kurmas					18,200	1,992,172	44,724	4,895,489
David E. Meador					16,800	1,838,928	41,556	4,548,720
Gerardo Norcia					18,400	2,014,064	47,397	5,188,076

(1)	These stock options vested in three equal annual installments beginning on February 25, 2011.

(2)
The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 12, 2015, February 3, 2016 and February 1, 2017. Each of these grants will vest on the third anniversary of the date of the grant.

(3)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2017 ($109.46 per share).

(4)
The numbers in this column reflect the total number of unvested performance shares (rounded to the nearest whole share), at target level of performance, granted on February 12, 2015, February 3, 2016 and February 1, 2017. The payout, if any, will occur after the end of the three-year performance period.

(5)	The dollar value of the unvested performance shares reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2017 ($109.46 per share).

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Gerard M. Anderson	58,389	3,879,829	27,000	(1)	2,628,720
			109,738	(2)	10,746,642
Peter B. Oleksiak	—	—	3,600	(1)	350,496
			14,691	(2)	1,438,690
Steven E. Kurmas	—	—	7,500	(1)	730,200
			30,974	(2)	3,033,284
David E. Meador	—	—	7,100	(1)	691,256
			29,204	(2)	2,859,948
Gerardo Norcia	—	—	6,300	(1)	613,368
			26,358	(2)	2,581,239

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 11, 2014 and vested on February 11, 2017.

(2)
This row is the number of the performance shares that were originally granted on February 11, 2014, increased by dividend equivalents (assuming full dividend reinvestment at the fair market value on the dividend payment date) and related fair market value as of February 1, 2017, based upon performance measures described beginning on page 50 in “Long-Term Incentives.”

DTE ENERGY 2018 PROXY STATEMENT 59

Pension Benefits
For purposes of the following discussion concerning the tax-qualified and nonqualified pension benefits for which our Named Executive Officers are eligible, we will be using the following terms:

•	“Cash Balance Plan” means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan).

•	“DC ESRP” means the Defined Contribution component of the ESRP (nonqualified plan for tax purposes).

•	“ESRP” means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes).

•	“MCN Retirement Plan” means the MCN Traditional component of the Retirement Plan (tax-qualified plan).

•	“MSBP” means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes), a component of the ESRP.

•	“Retirement Plan” means the DTE Energy Company Retirement Plan (tax-qualified plan).

•	“SRP” means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes).

•	“Traditional Retirement Plan” means the DTE Traditional component of the Retirement Plan (tax-qualified plan).
The “Pension Benefits” table below describes the tax-qualified and nonqualified pension benefits for the Named Executive Officers as of December 31, 2017.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)
Gerard M. Anderson	Traditional Retirement Plan	24.1		1,545,231
	SRP	24.1		5,977,541
	ESRP (1)	24.1		7,870,556
Peter B. Oleksiak	Cash Balance Retirement Plan	19.7		377,714
	SRP	19.7		363,650
	ESRP (1)	19.7		2,381,330
Steven E. Kurmas	MCN Retirement Plan	38.4		2,544,257
	SRP	38.4		4,196,061
	ESRP	38.4		2,611,605
David E. Meador	Traditional Retirement Plan	20.8		1,323,616
	SRP	20.8		2,092,798
	ESRP (1)	30.8	(2)	5,559,077
Gerardo Norcia	Cash Balance Retirement Plan	15.2		224,876
	SRP	15.2		596,961
	ESRP	15.2		1,789,030

(1)	As described below, Messrs. Anderson, Oleksiak and Meador each have a choice between the MSBP and DC ESRP benefits. The ESRP number that is reported is the higher of the MSBP or DC ESRP.

(2)
For purposes of calculating the benefit under the MSBP only, Mr. Meador has 10 years of additional awarded service. Mr. Meador’s eligibility for the additional awarded service, granted at the time of hire, is subject to his meeting the eligibility requirements of the MSBP, which he has met. This additional time was granted to Mr. Meador as compensation for his unearned pension benefits from his previous employer. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer’s retirement plan.

60 DTE ENERGY 2018 PROXY STATEMENT

Tax-Qualified Retirement Plan

The Retirement Plan is closed to non-represented employees hired after December 31, 2011. The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Anderson and Meador participate in the Traditional Retirement Plan. Mr. Kurmas participates in the MCN Retirement Plan. Messrs. Oleksiak and Norcia participate in the Cash Balance Plan. All Named Executive Officers are currently 100% vested in the Retirement Plan.

•
Traditional Retirement Plan:     The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, average final compensation and age at termination of employment. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to termination of employment. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early pension benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. The benefit can be paid in one of various annuity options or in an immediate 100% lump sum payment. Messrs. Anderson and Meador are currently eligible for early pension benefits.

•
MCN Retirement Plan:     The benefits provided under this plan are based on an employee’s years of benefit service, average final compensation and age at termination of employment. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to termination of employment. The monthly benefit at age 65 consists of the total of the following:

1.        1.33% for each year of credited service up to 30, times average final compensation, plus,
2.        1.43% for each year of credited service over 30, times average final compensation, plus,
3.        0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.
An employee who has attained age 55 and whose combined attained age and years of credited service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early pension benefit starting before the participant’s normal retirement age. The benefit can be paid in one of various annuity options, a combination of an annuity option and a partial lump sum, or in an immediate 100% lump sum payment. Mr. Kurmas is currently eligible for an early pension.

•
Cash Balance Plan:    The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments under the Annual Incentive Plan or the Executive Performance Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year’s January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA. Messrs. Oleksiak and Norcia are currently eligible for the full value of their plan benefit.

Nonqualified Retirement Plans

•
SRP:     The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code. The benefits under the SRP are payable in a lump sum, in equal monthly installments for life or in annual installments from two to fifteen years.

DTE ENERGY 2018 PROXY STATEMENT 61

•
ESRP:     The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Anderson, Oleksiak and Meador, will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Messrs. Kurmas and Norcia are only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

▪
MSBP:     Prior to January 1, 2001, many Company executives, including Messrs. Anderson, Oleksiak and Meador, participated in the MSBP. The MSBP was incorporated into the ESRP as of January 1, 2001. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits. Both Mr. Anderson and Mr. Meador are currently eligible for MSBP benefits.

The benefit provided under the MSBP is based on a Traditional Retirement Plan benefit equal to 60% of average final compensation, subject to various adjustments for Retirement Plan participation, age at termination, years of service and payment option selected, for the Named Executive Officers (other than Messrs. Kurmas and Norcia, who are not covered under the MSBP component of the ESRP). The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s pension plan (if awarded service has been granted). Mr. Meador has 10 years of additional awarded service. Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive’s base salary in lieu of a bonus. The benefits under the MSBP are payable in equal monthly installments for life. In the event of a change in control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 64 for further explanation of the change-in-control provision of the MSBP.

•
DC ESRP:     Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to nonqualified supplemental pension benefits. The DC ESRP approach was effective for most of the executives newly hired or promoted after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and annual corporate incentive payments under the Annual Incentive Plan or the Executive Performance Plan that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. The benefits under the DC ESRP are payable in a lump sum or annual installments from two to fifteen years. In the event of a change in control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 64 for further explanation of the change-in-control provision of the DC ESRP.

`
Deferred Compensation

For purposes of the following discussion concerning the tax-qualified and nonqualified deferred compensation for which our Named Executive Officers are eligible, we will be using the following terms:

•	"Savings Plan" means the DTE Energy Company Savings and Stock Ownership Plan (tax-qualified 401(k) plan).

◦
The Savings Plan is made up of three distinct subdivisions, which originate from the merger of former plans. These subdivisions are generally referred to as the DTE Electric Savings Plan, the MCN Savings Plan and the Citizens Savings Plan. Participation in the subdivisions may be dependent upon the defined benefit plan in which the employee participates. None of the Named Executive Officers participate in the Citizens Savings Plan.

•	"Supplemental Savings Plan" means the DTE Energy Company Supplemental Savings Plan (nonqualified 401(k) plan).

62 DTE ENERGY 2018 PROXY STATEMENT

Tax-Qualified Deferred Compensation

All Named Executive Officers participate in the Savings Plan. A participant may contribute up to 100% (less applicable FICA taxes and other legally required or voluntary deductions) of eligible compensation to the Savings Plan as pre-tax, Roth, after-tax and, if applicable, a catch-up contribution basis. Participants are 100% vested at all times in the value of their contributions. In the DTE Electric Savings Plan (including all of the Named Executive Officers other than Mr. Kurmas), we contribute $1 to the participant’s Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation. In the MCN Savings Plan, for Mr. Kurmas, we make matching contributions $1 for $1 on the first 6% of eligible compensation. All of the Named Executive Officers are vested in their Company matching contributions. For non-represented participants hired beginning in 2012 (2013 for certain non-represented employees of non-regulated affiliate companies), the Company automatically contributes an amount, in addition to the DTE Electric matching contributions described above, that is equal to 4% of eligible compensation (“additional employer contributions”). None of the Named Executive Officers are eligible for the additional employer contributions.

Participants may direct their contributions and related company contributions to any investment option available under the Savings Plan, other than the investment options available under the self-directed account feature of the Savings Plan, subject to the trading restriction on Section 16 insiders. Under this trading restriction, participants designated as Section 16 insiders are restricted from transactions involving DTE Energy stock except during the four open window periods that occur each year after corporate earnings are announced. Investment directions and exchanges may be made on a daily basis.

Nonqualified Deferred Compensation
The following table details the contributions (both employee and Company), earnings on the total account, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2017. This plan is more fully described below.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)
Gerard M. Anderson	113,923	70,154	624,652	4,234,275
Peter B. Oleksiak	47,162	26,308	61,096	510,144
Steven E. Kurmas	24,623	25,292	96,095	744,551
David E. Meador	52,308	39,231	338,860	1,863,252
Gerardo Norcia	55,039	34,615	92,183	740,870

(1)
During 2017, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from eligible compensation into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contributions to the Supplemental Savings Plan for 2017 and are included in the “Summary Compensation Table” on page 56 as “All Other Compensation.”

(3)
These earnings represent the total investment income earned in 2017 on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — The percentage a participant may contribute to the Supplemental Savings Plan is the same as the pre-tax percentage that the participant elects to contribute to the Savings Plan. Employer matching contributions and additional employer contributions mirror those under the Savings Plan. The investment options and restrictions are the same as under the Savings Plan.
Participants are 100% vested at all times in the value of their contributions, Company matching contributions and additional employer contributions in the Supplemental Savings Plan.

DTE ENERGY 2018 PROXY STATEMENT 63

We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred, for Company matching contributions and additional employer contributions, on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the Savings Plan.
When a participant terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.
Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the participant’s distribution election. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments from the participant’s pre-2005 account will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. In practice, lump sums, the first annual installment payment and subsequent annual installment payments are made in January. Lump sums and the first annual installment payments from the participant’s post-2004 account will be made as of January 1 of the plan year following the year of termination or next following the latest date to which the participant deferred the distribution under the terms of the plan; however, Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances. Subsequent annual installments will be made as of January 1 of the installment period.
Potential Payments Upon Termination of Employment
Other than the Change-In-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.
Change-in-Control Benefits
We have entered into Change-In-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change in control of the Company and to align executive and shareholder interests in support of corporate transactions.

For purposes of these agreements, a change in control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change in control transaction, (ii) a “person” becomes the beneficial owner of at least 20% of the Company’s voting stock, (iii) a majority of the Company’s Board members change within a period of two consecutive years, (iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).
The Change-In-Control Severance Agreements provide for severance compensation in the event that the executive’s employment is terminated (actually or constructively) within two years after a change in control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive’s pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive’s termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-In-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met. The Change-In-Control Severance Agreement does not provide any gross-up payments for the purposes of payment of excise taxes.

64 DTE ENERGY 2018 PROXY STATEMENT

The Company’s retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change in control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual’s “benefit continuation period” under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.
The severance payment includes payment by the Company for outplacement services by a firm selected by the Named Executive Officer in an amount up to 15% of the Named Executive Officer’s base pay.
In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Anderson, Oleksiak and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, and outplacement services. If the executive is subject to the Company’s mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-In-Control Severance Agreements are subject to reduction depending on the executive’s age at termination. Executives who have Change-In-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.
In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of a change-in-control event (iv) described above or upon the occurrence of a change-in-control event (i) described above if the new or acquiring entity fails to replace or continue the awards. Performance shares will be based on the greater of target performance or actual performance through the change in control date. If a change in control event (i) described above occurs and the new or acquiring entity replaces or continues the awards, all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) as of the earlier of the date specified in the award agreement or the executive’s qualifying termination, which generally must occur within two years after the change in control date.
We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-In-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.
The following table provides the estimated lump-sum or present values of the various change in control protections as if a qualifying termination had occurred on December 31, 2017.

Name	Severance Amount ($)(1)	Pro- Rated Bonus ($)(2)	Pension Enhance-ment ($)(3)	Accelerated LTIP Awards ($)(4)	Out- placement ($)(5)	Health & Welfare Benefits ($)(6)	Non- Compete ($)(7)	Total ($)
Gerard M. Anderson	5,830,000	–	656,796	20,902,150	198,750	60,000	2,915,000	30,562,696
Peter B. Oleksiak	2,100,000	450,000	1,708,720	3,712,183	90,000	59,500	1,050,000	9,170,403
Steven E. Kurmas	2,466,000	—	—	5,176,940	102,750	45,600	1,233,000	9,024,290
David E. Meador	2,556,000	—	(290,723)	4,806,234	106,500	54,700	1,278,000	8,510,711
Gerardo Norcia	3,000,000	750,000	891,889	5,505,153	112,500	56,300	1,500,000	11,815,842

(1)
The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2017, reduced by the target bonus payable under the terms of the Annual Incentive Plan (“AIP”) because the executive has attained age 55 and completed 10 years of service. Messrs. Anderson, Kurmas and Meador each have attained age 55 and completed 10 years of service.

(2)
The pro-rated bonus is equal to the Named Executive Officer’s base salary as of December 31, 2017 multiplied by the 2017 plan year AIP target, less the AIP that would be paid under the AIP plan document because the executive is age 55 with 10 years of service. Messrs. Anderson, Kurmas and Meador each have attained age 55 and completed 10 years of service.

DTE ENERGY 2018 PROXY STATEMENT 65

(3)
The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-In-Control Severance Agreements. There is no pension enhancement reflected for Mr. Kurmas as he retired effective February 1, 2018.

Mr. Meador’s pension enhancement is ($290,723) due to the differences between the ASC 715 assumptions and the change in control assumptions that are dictated by the ESRP plan document. When the MSBP is larger than the DC ESRP, as it is for Mr. Meador, the benefit payable after a change in control utilizes assumptions dictated by the change in control provisions of the ESRP plan. The assumptions dictated by the ESRP plan document resulted in a lower total retirement value due to a change in control for Mr. Meador when compared to the total value based on ASC 715 assumptions for the pre-change in control benefit.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)
This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance and accidental death and disability insurance for a 24-month period.

(7)	The consideration for the non-competition prohibition in the Change-In-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2017.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information for our fiscal year ended December 31, 2017:
As permitted under SEC rules, to identify the median of the annual total compensation of all our employees, we used 2017 Form W-2, Box 1 wages as our consistently applied compensation measure. We identified a group of 21 employees at the median of 2017 Form W-2, Box 1 wages for all individuals, excluding our CEO, who were employed by the Company on December 31, 2017 and received a 2017 Form W-2. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not annualize the compensation for any full-time employees who were not employed by us for all of 2017. Once the median group of 21 employees was identified based on Form W-2, Box 1 wages, we calculated the full Summary Compensation Table total compensation for each individual in the median group. We selected as the median employee the person whose Summary Compensation Table total compensation was the median of the group of 21 employees.

•	The resulting median employee is a senior professional with two masters degrees.

•	The median employee had a base salary rate, exclusive of overtime, of $101,216; and

•	The annual total compensation of the median employee of the Company (other than Mr. Anderson, the Company's Chairman and CEO) was $173,839; and

•	The annual total compensation of Mr. Anderson, our Chairman and CEO, was $15,835,907.

The difference between the employee's salary, wages and overtime pay and the employee's annual total compensation represents the reported value of the employee's:
– Non-equity incentive compensation of $11,002
– Section 401(k) Employer matching contributions of $6,073
– Other taxable benefits of $569
– Change in pension value of $50,149

66 DTE ENERGY 2018 PROXY STATEMENT

The change in pension value calculation is extremely sensitive to the underlying assumptions, including the discount rate. For the identified median employee, approximately half of the 2017 change in pension value is driven by the underlying changing assumptions as opposed to actual change in benefits earned during the year.

Based on this information, the ratio of the annual total compensation of DTE's Chairman and CEO to the median of the annual total compensation of all employees is 91 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Summary Compensation Table with Median Employee
		Salary (1)
	Year	Base Salary ($)	Overtime ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Comp ($)	Change in Pension Value ($)	Other Compensation ($)	Total ($)	2017 Pay Ratio
Gerard M. Anderson	2017	1,319,231	0	8,813,700	0	2,800,000	2,768,249	134,727	15,835,907	91
Median Employee	2017	101,216	4,830	0	0	11,002	50,149	6,642	173,839

(1) Salary includes base salary and overtime pay per the SEC disclosure rules (Rule 402(u)(2)(i)).

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company.

DTE ENERGY 2018 PROXY STATEMENT 67

Proposal No. 5 — Shareholder Proposal — Independent Economic Analysis of Early Closure of Fermi 2 Nuclear Plant
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by Kenneth Fink of 808 5th St., Ann Arbor, MI 48103, who beneficially owned 310 shares of the Company's common stock as of November 9, 2017. The proposal, along with the supporting statement, is included below.

Whereas: The worldwide electric energy market is rapidly shifting from fossil fuels and nuclear electricity to distributed renewable electric power.

Whereas: The Fermi 2 nuclear plant is the most expensive electrical generating facility in the DTE fleet.

Whereas: The loss of potential business for DTE, and Michigan, will continue to rise with high electricity rates driving a continued exodus of the manufacturing base in Michigan, and driving ratepayers off grid.

Whereas: Development of a diverse and growing local industrial sector benefits DTE Shareholders with increased sales and viability. Michigan is positioned to be a solar energy manufacturing hub. Adopting solar energy solutions on a mass scale feeds business synergy locally with leaders in the field.

Whereas: DTE half ownership of the Ludington Power Pumping Station provides storage of electrical power which can be made available during peak demand. This DTE half ownership is advantageous in positioning DTE with the flexibility to move aggressively to distributed and renewable energy.

Whereas: Regional and national energy markets are trending to safe, clean, rapidly deployable, renewable energy installations, DTE now can aggressively move toward these renewable energy and energy storage markets.

Whereas: DTE can aggressively pursue additional installation, financing, and power purchasing agreements for renewable energy including wind and solar while retaining market share.

Resolved: Shareholders request that Company (DTE) commission an independent economic analysis of the potential cost avoidance and the potential financial benefit to Shareholders and Ratepayers of closing the Fermi 2 prior to the expiration of the Nuclear Regulatory Commission license. Shareholders request that this analysis include financial projections indicating the most advantageous date of closure, and that opportunity costs are examined. Shareholders request that a report be provided and presented at the next DTE Shareholders Meeting.

Supporting Statement: This resolution is necessary to address the future viability of the company in changing times. Investments in distributed, renewable energy are the fastest, safest, most affordable way to expand generating capacity. To protect DTE's market share, and DTE stockholder's financial interests, the company must support distributed power, or more ratepayers will be lost to off grid, standalone systems.
Board of Directors Response
THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

In December 2016, the Nuclear Regulatory Commission approved the renewal of DTE Energy’s license to operate the Fermi 2 nuclear power plant for an additional 20 years, through March 2045. This license renewal marked the culmination of many years of preparation and analysis by the company, including extensive financial modeling of multiple energy market scenarios. Our assessment concluded that Fermi 2 will play a valuable role in DTE Energy’s future, serving as the only zero-carbon source of around-the-clock baseload generation in our fleet. Fermi 2 presently provides approximately 10% of our generation capacity, enough to power 360,000 homes.
The proponents of this shareholder proposal are anxious to see the company increase its use of renewable generation resources, and rightly so. There can be no question that wind and solar generation will necessarily make up an increasing portion of our generation mix as we transition away from reliance on fossil fuels. However, the

68 DTE ENERGY 2018 PROXY STATEMENT

proponents fail to appreciate the difficulty of large-scale energy storage, and underestimate the critical need for baseload generation.
While it is true that DTE Energy has been at the forefront of energy storage for many years as an owner of the pumped storage facility at Ludington, no storage solutions currently exist that could compensate for the early closure of Fermi 2. Early closure would inevitably require additional fossil generation to provide around-the-clock power to our customers, which would set back our announced plan to reduce carbon emissions 80% from 2005 levels by 2050. Our ambitious carbon reduction plan presupposes continued operation of Fermi 2 for baseload generation as we close our coal-fired units and aggressively build additional renewable generation.
Fermi 2 also plays a major role in maintaining the reliability of the electric grid by helping to ensure stable power flows across the transmission system. By maintaining a diverse mix of generation resources, DTE Energy can best position itself to meet future energy needs efficiently and reliably at the lowest reasonable cost, while complying with present and future environmental regulations. It is in the best interests of the company, our customers and our shareholders to preserve all available generation options that are reliable, sustainable and cost-effective.
The independent economic analysis requested by this proposal would be both duplicative and expensive. The company has already studied the economics of Fermi 2 at great length, and has determined that its continued operation makes sense not only from a financial perspective, but also in the larger context of our evolution to a sustainable future. Instead of spending valuable company resources reconsidering the operation of Fermi 2, our shareholders would be better served by continuing our focus on transitioning away from coal and toward renewables and efficient natural gas generation, with Fermi 2 serving as a reliable source of zero-carbon power.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO AN INDEPENDENT ECONOMIC ANALYSIS OF EARLY CLOSURE OF FERMI 2 NUCLEAR PLANT.

DTE ENERGY 2018 PROXY STATEMENT 69

Proposal No. 6 — Shareholder Proposal — Amendment of Bylaws to Allow Holders of 10% Shares to Call Special Meeting
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, who beneficially owned not less than 50 shares of the Company's common stock as of November 20, 2017. The proposal, along with the supporting statement, is included below.

Proposal-Special Shareholder Meeting Improvement
Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.

Scores of Fortune 500 companies allow a 10% of shares to call a special meeting compared to DTE Energy's higher requirement. DTE shareholders do not have the full right to call a special meeting that is available under state law.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

An enhanced ability of shareholders to call a special meeting would give shareholders greater standing to have input in improving the makeup of our board of directors after the 2018 annual meeting. For instance, we did not have oversight of our CEO by an independent chairman. A 2015 proposal for oversight of our CEO by an independent chairman won 41% support.

This 41%-support would have been higher (possibility above 45%) if small shareholders had the same access to corporate governance information as large shareholders.

Plus James Nicholson may not be the best person as Lead Director. Mr. Nicholson was a CEO for 36-years. This can result in special empathy for a fellow CEO – which is the opposite of independent oversight.

Charles Pryor and Gail McGovern each had as much as 18-year tenure (Pryor). Long-tenure can detract from the independence of a director no matter how well qualified. Independence is a highly valuable attribute in a director.

Please vote to enhance director accountability to shareholders.
Special Shareholder Meeting Improvement-Proposal
Board of Directors Response
THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

After careful deliberation, the Board has concluded that lowering the threshold for holders of our common stock to call a special meeting goes against the best interests of the company and its shareholders.

The company’s bylaws currently provide that the Corporate Secretary will call a special meeting when requested to do so by holders of at least 25% of the outstanding common stock entitled to vote at such a meeting. The board voluntarily adopted the 25% threshold in February 2015 (a reduction from the previous 75% threshold) based on peer benchmarking and shareholder input. The 25% threshold is consistent with mainstream practice in the utility sector and across the economy, and it prevents misuse of the process by a small minority of shareholders, who may be pursuing narrow, short-term interests at the expense of the larger body of shareholders.

70 DTE ENERGY 2018 PROXY STATEMENT

Special shareholder meetings are very costly, with expenses running into the millions of dollars. They also impose significant administrative and planning burdens on the Board and senior management, distracting the company from its mission to serve our customers and shareholders efficiently. A special shareholder meeting should only be convened when urgent and extraordinary matters require shareholder attention before the next regularly scheduled annual meeting. Our existing 25% threshold ensures that the expense and distraction of a special meeting will only be incurred when a meaningful percentage of shareholders agree that the need for such a meeting is critical.
Furthermore, our existing governance practices already provide shareholders with the opportunity to address acute issues. Our shareholder engagement process, described earlier in this proxy statement, is designed to bring to the surface shareholder concerns regarding compensation, strategy and corporate governance. In addition, we hold an annual shareholder meeting at which all directors stand for election, and we have implemented a proxy access shareholder right for shareholders to nominate candidates for the Board. These best practices ensure Board accountability without the expense and risk associated with a lower special meeting threshold.
Because the company already has a robust program for soliciting feedback from shareholders, and because the high potential costs of a special meeting should be avoided when only a small percentage of shareholders agitate for such a meeting, the Board recommends that you vote against this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO AN AMENDMENT OF BYLAWS TO ALLOW HOLDERS OF 10% OF SHARES TO CALL A SPECIAL MEETING.

Consideration of Any Other Business That May Come Before the Meeting
Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

DTE ENERGY 2018 PROXY STATEMENT 71

2018 PROXY STATEMENT OF DTE ENERGY COMPANY
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
QUESTIONS AND ANSWERS

Why did I receive proxy materials?
You received these materials because you own DTE Energy common stock. As a shareholder, you have the right to vote your shares on matters presented at the annual shareholder meeting to be held on May 3, 2018, or at any adjournments or postponements of this meeting.
What is a proxy?
The Board is asking you to give us your “proxy” to vote your shares at the annual shareholder meeting to be held on May 3, 2018, or at any adjournments or postponements of this meeting. Giving us your proxy means that you authorize us to vote your shares of our common stock at the annual meeting in the manner you direct. You will grant this permission by mail, the Internet, telephone or in person.
Through the mail, you may grant us permission to vote your shares on your behalf using a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records.
If you are a Registered Shareholder, a “proxy card” is the document used to designate your proxy to vote your shares. If you are a Beneficial Shareholder, a “voting instruction form” is the document used to designate your proxy to vote your shares. See “What is the difference between a “Registered Shareholder” and a “Beneficial Shareholder”? below for further information.
In addition, all shareholders may vote their shares through the Internet, by telephone or in person at the annual meeting.
In this proxy statement, the term “proxy card” refers to the proxy card itself or the voting instruction form used by beneficial holders, unless otherwise indicated.
What is the difference between a “Registered Shareholder” and a “Beneficial Shareholder”?
A “Registered Shareholder”, also referred to as a “shareholder of record”, is a shareholder with shares registered in their name with , our transfer agent. Individuals who hold physical certificates and/or are participants in the DTE Energy Dividend Reinvestment and Stock Purchase Plan (“DRIP”), make up the largest portion of Registered Shareholders. On February 1, 2018, Wells Fargo Bank N.A. completed the sale of Wells Fargo Shareowner Services (which had previously served as our transfer agent and registrar) to Equiniti Group plc. In connection with the sale, the transfer agent appointment was transferred to Equiniti Trust Company (EQ), which now serves as the transfer agent and registrar for DTE Energy common stock.
A “Beneficial Shareholder”, also referred to as a “street name holder”, is a shareholder with shares held in a stock brokerage account by a bank or another nominee. Beneficial Shareholders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using a method described under “How do I vote?” below.
Please note that within this section if no “Registered” or “Beneficial” designation is given to the term “Shareholder” we are referring to all DTE Energy Shareholders as of the Record Date.

What are the purposes of this annual meeting?
At the meeting, our shareholders will be asked to:

72 DTE ENERGY 2018 PROXY STATEMENT

1.
Elect twelve directors. The nominees are Gerard M. Anderson, David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Josue Robles, Jr., Ruth G. Shaw, Robert C. Skaggs, Jr., David A. Thomas and James H. Vandenberghe for terms expiring in 2019. (See “Proposal No. 1 - Election of Directors” on page 5);

2.
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2018. (See “Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm” on page 29);

3.	Provide an advisory vote to approve the Company’s executive compensation. (See “Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation” on page 32);

4.
Vote on a management proposal to amend and restate the LTIP to add additional authorized shares. (See "Proposal No. 4 - Management Proposal - Approval of an Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan" on page 34);

5.
Vote on a shareholder proposal to commission an independent economic analysis of the potential cost impact to the company and shareholders of closing Fermi 2, if properly presented at the 2018 Annual Meeting. (See “Proposal No. 5 - Shareholder Proposal - Independent Economic Analysis of Early Closure of Fermi 2 Nuclear Plant" on page 68);

6.
Vote on a shareholder proposal to amend DTE bylaws and each appropriate governing document to give holders in the aggregate of 10% of outstanding common stock the power to call a special shareowner meeting, if properly presented at the 2018 Annual Meeting. (See “Proposal No. 6 - Shareholder Proposal - Amendment of Bylaws to Allow Holders of 10% Shares to Call Special Meeting" on page 70); and

7.
Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 71).

Who is entitled to vote?
Only DTE Energy common stock shareholders of record at the close of business on March 6, 2018 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each matter coming before the meeting.
How do I vote?
Registered Shareholders - You will receive voting instructions directly from EQ. You may vote your shares held as of the Record Date through the Internet, by telephone, by mail or by casting a ballot in person at the annual meeting.

•	To vote through the Internet or by telephone, follow the instructions attached to your proxy card or meeting notice.

•	To vote by mail, sign and date each proxy card (if you receive a paper copy) and return it in the enclosed prepaid envelope.

•
To vote in person at the annual meeting, please see the instructions under “How do I attend the annual meeting?” on page 77 below. You may use your own proxy card to vote or use a blank one provided at the meeting.

Note that if you vote more than once, your last vote counts and supersedes all others. See “Can I change or revoke my vote?” below for further information.

If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. See “Consideration of Any Other Business That May Come Before the Meeting” on page 71.
Beneficial Shareholders - You must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should have provided a “Notice Card” or “Voting Instruction Form” for you to direct them how to vote your shares. Unlike the Registered Shareholders, you will not be able to vote your shares in person at the annual meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee. See “How do I attend the annual meeting?” on page 77 below for information regarding legal proxies.

DTE ENERGY 2018 PROXY STATEMENT 73

If your DTE Energy shares are owned through the DTE Energy Company Savings and Stock Ownership Plan, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers or the DTE Gas Company Investment and Stock Ownership Plan (“401(k) plans”), see “What shares are included on my proxy card or meeting notice?” below.
What shares are included on my proxy card or meeting notice?
Registered Shareholders - The proxy card or meeting notice you received covers all shares eligible to be voted in your account as of the Record Date regardless of type, including any shares held in certificated form or shares held in the DRIP.
401(k) plan Participants - The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans. Please note that if you are also a Registered Shareholder, shares held in the 401(k) plans will be listed separately and will be voted together with your registered shares on one proxy card.
Beneficial Shareholders - Separate voting instructions will be provided by each of your brokerage firms, banks or other nominees for shares held in street name.
Can I change or revoke my vote?
Yes. If you are a Registered Shareholder and/or own DTE Energy shares within a 401(k) plan, any subsequent vote or revocation received by the voting deadline will supersede your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. Deadlines for voting are indicated on the proxy card or meeting notice.
If you are a Registered Shareholder and wish to change your vote using a new proxy card, please call 1-866-388-8558 to request a new proxy card.
Registered Shareholders may also change their vote on their registered shares by voting in person at the annual meeting.
If you wish to revoke any prior vote you must submit a letter addressed to our tabulator, EQ, P.O. Box 64873, St. Paul, MN 55164-9397. It must be received prior to the meeting to be processed.

Beneficial Shareholders should contact their brokerage firm, bank or other nominee regarding the timing and method to change or revoke their vote.
Is my vote confidential?
Yes, your vote is confidential. Your vote is received and counted by the tabulator and inspector of election, EQ. Your vote will not be disclosed except as required by law or in other limited circumstances.
Will I receive an Annual Report?
DTE Energy no longer provides a separate “Annual Report.” The Company’s Form 10-K, filed with the SEC, is provided to Shareholders with the proxy materials and serves as our “Annual Report” to our Shareholders.
What does it mean if I get more than one set of proxy materials or meeting notices?
In addition to reducing mailing costs by providing meeting notices, we also try to reduce costs relating to mailing duplicate sets of proxy materials by a method called householding. See “What is “householding” and how am I affected?” below. Despite these efforts, you may receive multiple copies of proxy materials if your shares are registered differently (i.e. trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e.,

74 DTE ENERGY 2018 PROXY STATEMENT

broker, bank, transfer agent, etc.). Please vote all proxies that you receive and consider consolidating your accounts.
If you are a Registered Shareholder receiving multiple sets of materials and wish to consolidate your accounts please contact EQ at 1-866-388-8558.
If you are a Beneficial Shareholder receiving multiple sets of materials and wish to consolidate your accounts, please contact your brokerage firm, bank or other nominee.
What is “householding” and how am I affected?
For those Shareholders receiving paper copies of the Form 10-K and proxy statement, the SEC permits delivery of a single copy of these statements to Shareholders who have the same address and last name. This procedure, called “householding,” reduces the volume of duplicate information mailed and reduces printing and postage costs.
Despite “householding” of printed material, each Shareholder living at the same address will continue to receive a separate proxy card.
Registered Shareholders and DTE Energy 401(k) plan Participants: If you prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to: EQ, Attn: Householding/DTE Energy, P.O. Box 64854, St. Paul, MN 55164-0854. Separate sets of documents will be promptly delivered to you.
Beneficial Shareholders can request information about “householding” by contacting their brokerage firm, bank or other nominee of record.
Can I elect to receive or view DTE Energy’s annual report (Form 10-K) and proxy statement electronically?
Yes. If you are a Registered Shareholder and you received printed proxy materials, you may elect to receive future proxy materials electronically. To do so you must provide your consent and enroll in this service at investorelections.com/dte, where step-by-step instructions will prompt you through the enrollment process.
By consenting to electronic delivery, you are stating that you currently have, and expect to have, access to the Internet. If you do not currently have, or do not expect to have, access to the Internet, please do not elect to have documents delivered electronically.
If you have previously enrolled, you will receive an email notification directing you to the website where you can view, search and print the annual report and proxy materials and vote your shares.
If this is your first time registering for electronic delivery, your enrollment will be effective for the 2019 annual meeting.
Beneficial Shareholders should contact their brokerage firm, bank or other nominee and inquire about their electronic delivery options.
All DTE Energy Shareholders can view, search and print the current year’s proxy statement and Form 10-K at proxydocs.com/dte.
What constitutes a quorum?
There were 179,692,521 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each matter coming before the annual meeting. A majority of these outstanding shares present or represented by a proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

DTE ENERGY 2018 PROXY STATEMENT 75

What are abstentions and broker non-votes and how do they affect voting?
Abstentions - If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum, but not toward determining the outcome of the proposal to which the abstention applies.
Broker Non-Votes - Under New York Stock Exchange rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. Voting to elect directors in an uncontested election, to approve executive compensation, to approve an amendment to a compensation plan and to consider any shareholder proposals are all non-routine matters. Consequently, your broker must receive voting instructions from you in order to vote with respect to proposals 1 and 3 through 6 at our 2018 annual meeting. On routine matters, including proposal 2, shares voted by brokers without instructions are counted toward the outcome.
How does the voting work?
For each item, voting works as follows:
Proposal No. 1—Election of Directors. The election of each director requires approval by a majority of the votes cast, i.e., each of the twelve nominees for director must receive more than fifty percent of the votes cast at the meeting to be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withhold votes are counted as votes cast and treated as votes against the relevant director. Failure to vote and broker non-votes will not be considered as votes cast for the election of directors and will not be counted either for or against each director. If you vote by telephone or the Internet, follow the instructions attached to the proxy card or meeting notice. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You cannot vote for more than twelve directors.
Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.
Proposal No. 3—Nonbinding Vote to Approve Executive Compensation. Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions are not considered votes cast and will not be counted either for or against this proposal.
Proposal No. 4—Management Proposal—Approval of an Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan. Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions are counted as votes cast but broker non-votes are not considered votes cast. Abstentions and broker non-votes will not be counted either for or against this matter.
Proposal No. 5—Shareholder Proposal—Independent Economic Analysis of Early Closure of Fermi 2 Nuclear Plant. Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this proposal.
Proposal No. 6—Shareholder Proposal—Amendment of Bylaws to Allow Holders of 10% of Shares to Call Special Meeting. Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this proposal.

76 DTE ENERGY 2018 PROXY STATEMENT

How do I attend the annual meeting?
All Shareholders as of the Record Date, or their duly appointed proxies, may attend the annual meeting. You must pre-register in order to attend. Please contact DTE Energy Shareholder Services by email at shareowner@dteenergy.com or by telephone at (313) 235-4200 and provide your name, address, telephone number with area code, and note that you plan to attend the annual meeting. DTE Energy will independently verify the status of Registered Shareholders as of the Record Date. Beneficial Shareholders must provide evidence of share ownership to DTE Energy Shareholder Services.
Beneficial Shareholders—Beneficial Shareholders must contact their brokerage firm, bank or other nominee and obtain a legal proxy in order to vote their shares in person at the meeting. Generally, there will be a box that you can check on the voting instruction card or website to indicate that you wish to attend and vote your shares at the annual meeting. You must provide a copy of the legal proxy to DTE Energy Shareholder Services as definitive proof of ownership as of the Record Date in order to attend the meeting and to vote your shares in person.
If a Beneficial Shareholder does not obtain a legal proxy but still wants to attend the annual meeting (and not vote their shares in person), they may provide other evidentiary material, such as broker statements, trade advices or a letter from their broker proving ownership as of the Record Date. DTE Energy reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.
DTE Energy will respond to all pre-registration requests and will maintain a list of verified Shareholders at the annual meeting. To gain admission at the meeting, you must present government-issued photo identification that matches the name on the pre-registration list.
Annual meeting pre-registration requests must be received by the end of business on Thursday, April 26, 2018.
Seating is limited and admission is on a first-come basis.
Location of the annual meeting:
The meeting will be held at the Four Seasons Resort Palm Beach, 2800 South Ocean Boulevard, Palm Beach, FL 33480.
How will the annual meeting be conducted?
The Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures set forth in our Bylaws (as amended) for proposing other matters to be brought at the meeting.
How does a shareholder recommend a person for election to the Board for the 2019 annual meeting?
Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “Shareholder Proposals and Nominations of Directors” section of this Proxy Statement on page 78 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

DTE ENERGY 2018 PROXY STATEMENT 77

2019 ANNUAL MEETING OF SHAREHOLDERS
Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.
Shareholder Proposals and Nominations of Directors
For Inclusion In Proxy Statement.     Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2019 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 19, 2018.
For Matters to be Brought at the Meeting.     If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not earlier than the 150th day and not later than the close of business on the 120th day prior to the anniversary of the most recent annual meeting of shareholders.
Procedures for Submitting Proposals and Nominations.     Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279, fax: 313-235-8871. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•
the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•
a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:
If a shareholder notice is nominating a person (a “Shareholder Nominee”) for election to the Board, the notice must also include:

•
the information that would be required to be disclosed in a proxy statement to comply with all applicable requirements of the Act and the rules and regulations thereunder as if each Shareholder Nominee had been nominated by the Board;

•
any additional information as necessary to permit the Board of Directors to determine if the Shareholder Nominee is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors;

•
written representation and agreement of the Shareholder Nominee, in the form provided by the Secretary upon written request, relating to the Shareholder Nominee’s compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other Company code of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Company directors; and

•
a written representation and agreement of the Shareholder Nominee, that such person (i) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question, and (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as director unless the terms of such agreement, arrangement or understanding have been provided to the Company.

78 DTE ENERGY 2018 PROXY STATEMENT

Any shareholder notice to nominate a Shareholder Nominee must be accompanied by a written and signed consent of the Shareholder Nominee to serve as a director of the Company if elected.
If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.
A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.
Proxies solicited by the Company for the 2019 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES
We will pay the cost to solicit proxies.  Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid $20,299.32 plus out-of-pocket expenses to Morrow Sodali, LLC, 470 West Ave., Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner.
IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone or on the Internet or fill in, date, sign and return the enclosed proxy card in the envelope provided. If you do so now, we will be saved the expense of follow-up notices.

79 DTE ENERGY 2018 PROXY STATEMENT

EXHIBIT A

DTE ENERGY COMPANY

LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED EFFECTIVE MAY ____, 2018

ARTICLE I

Purposes

1.01    General Purposes
The DTE Energy Company Long-Term Incentive Plan is intended to:

(a)    assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders; and

(b)    permit the grant of Options qualifying as Incentive Stock Options and Options not so qualifying, the grant of Stock Awards, Performance Shares and Performance Units.

1.02    Use of Proceeds
The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE II

Definitions

2.01     Accounting Firm
Accounting Firm means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control, unless another firm is designated by the Committee.

2.02     Administrator
Administrator means:

(a)    the Board, with respect to awards made under this Plan to members of the Board who are not employees of the Company or a Subsidiary; and

(b)    the Committee or the Chief Executive Officer of the Company to the extent responsibilities are delegated to him by the Committee under Article III with respect to awards made under this Plan to all other persons.

2.03    Agreement
Agreement means a written agreement (including any amendment or supplement) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an award of Performance Units or an Option granted to the Participant.

2.04    Board
Board means the Board of Directors of the Company.

2.05    Capped Parachute Payments
Capped Parachute Payments means the largest amount of Parachute Payments that may be paid to a Participant without liability for any excise tax under Code Section 4999.

2.06    Change in Control
Change in Control means the occurrence of any of the following events:

(a)    The consummation of a transaction in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 55% of the combined voting power of the then-outstanding Voting Stock of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

(b)    The consummation of a sale or transfer in which the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer; or

(c)    The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.07    Code
Code means the Internal Revenue Code of 1986, as amended.

2.08    Committee
Committee means the Organization and Compensation Committee, or any other Board committee designated from time to time by the Board, provided that the Committee is composed solely of individuals who are “Non-Employee Directors,” as the term is used in Rule 16b-3 under the Exchange Act, and “Outside Directors,” as the term is used in Code Section 162(m) and the related Treasury Regulations.

2.09    Common Stock
Common Stock means common stock of the Company.

2.10    Company
Company means DTE Energy Company, a Michigan corporation, or any successor corporation.

2.11    Control Change Date
Control Change Date means the date on which a Change in Control occurs. If a Change in Control results from a series of transactions, the Control Change Date is the date of the last transaction.

2.12    Exchange Act
Exchange Act means the Securities Exchange Act of 1934, as amended.

2.13    Fair Market Value
Fair Market Value means, on the specified date, the closing price of Common Stock on the New York Stock Exchange, as reported by a source selected by the Committee. If, on the specified date, no share of Common Stock is traded, then Fair Market Value is determined as of the next preceding day that Common Stock was traded.

2.14    Incentive Stock Option
Incentive Stock Option means an Option that satisfies the requirements of Code Section 422 and is intended by the Administrator to be an Incentive Stock Option.

2.15    Net After Tax Amount
Net After Tax Amount means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to a Participant with respect to the payments as in effect for the year for which the determination is made. The determination of the Net After Tax Amount is made using the highest combined marginal rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

2.16    Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

2.17    Parachute Payment
Parachute Payment means a payment described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment is determined under Code Section 280G and the related Treasury Regulations, or, in the absence of final regulations, the proposed Treasury Regulations under Code Section 280G.

2.18    Participant
Participant means an employee of the Company or a Subsidiary, and any member of the Board, whether or not the Board member is an employee of the Company or a Subsidiary, who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares, a Stock Award, an Option, or an award of Performance Units, in any combination.

2.19    Performance Objectives
Performance Objectives means objectives stated with respect to:

(a)    shareholder value growth based on stock price and dividends;
(b)    customer price;
(c)    customer satisfaction;
(d)    growth based on increasing sales or profitability of one or more business units;
(e)    performance against the companies in the Dow Jones Electric Utility Industry Group index, the companies in the S&P 500 Electric Utility Industry index, a peer group, or similar benchmark selected by the Committee;
(f)    earnings per share growth;
(g)    employee satisfaction;
(h)    nuclear plant performance achievement;
(i)    return on equity;
(j)    economic value added;
(k)    cash flow;
(l)    earnings growth;
(m)    diversity;
(n)    safety;
(o)    production cost; or
(p)    any other performance measures selected by the Administrator.

Each Performance Objective may be stated with respect to the performance of the Company, a Subsidiary, or a division of the Company or a Subsidiary. Each Performance Objective is intended to be a “performance goal” as defined in the Treasury Regulations under Code Section 162(m).

2.20    Performance Shares
Performance Shares means an award stated with reference to a specified number of shares of Common Stock determined by the Administrator that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, or shares of Common Stock, or a combination of cash and shares.

2.21    Performance Units
Performance Units means an award of a specified number of units, determined by the Administrator, with a face amount of $1.00 per unit that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, shares of Common Stock, or a combination of cash and shares.

2.22    Plan
Plan means the DTE Energy Company Long-Term Incentive Plan.

2.23    Rule 16b-3
Rule 16b-3 means Rule 16b-3 under the Exchange Act.

2.24    Stock Awards
Stock Award means Common Stock awarded to a Participant under Article VII.

2.25    Subsidiary
Subsidiary means a corporation, partnership, joint venture, limited liability company, unincorporated association, or other entity in which the Company has a direct or indirect ownership or other equity interest.

2.26    Voting Stock
Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE III

Administration

3.01     Administrator; Terms of Awards
The Plan is administered by the Administrator. To the extent of its delegated authority, the Administrator has authority to grant Stock Awards, Performance Shares, Performance Units, and Options on terms that the Administrator considers appropriate and that are not inconsistent with the provisions of this Plan. The terms may include conditions in addition to the conditions in this Plan on the Participant’s ability to exercise all or any part of an Option or on the transferability or forfeitability of Stock Awards, or an award of Performance Shares or Performance Units. Any Agreement specifying the terms of a grant of a Stock Award, Performance Shares, Performance Units, or Options must provide that any Options not exercised, any Stock Awards not vested, or any Performance Shares or Performance Units not paid at the time the Participant violates any confidentiality, non-competition, or non-solicitation covenants imposed on the Participant under a separate agreement between the Participant and the Company or a Subsidiary (as determined under the terms of the separate agreement) are immediately forfeited. The Administrator may, in its discretion, supersede the terms of any Agreement and accelerate the time at which any Option may be exercised, Stock Awards may become transferable or non-forfeitable, or an award of Performance Shares or Performance Units may be settled, when determined by the Administrator to be equitably required. The Administrator may, in its discretion, suspend or waive the forfeiture of any award made under this Plan.

3.02    Authority of Administrator
The Administrator has complete authority to:

(a)    interpret all provisions of this Plan;

(b)    adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan;

(c)    correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent the Administrator deems desirable;

(d)    authorize any one of its number or any officer of the Company to execute and deliver documents on its behalf; and

(e)    make all other determinations necessary or advisable for the administration of this Plan.

The express grant in the Plan of any specific power to the Administrator does not limit any power or authority of the Administrator. Any decision made or action taken by the Administrator in connection with the administration of this Plan is final and conclusive. The Administrator, any member of the Board or Committee, or the Chief Executive Officer or the President of the Company is not liable for any act done in good faith with respect to this Plan or any Agreement, Option, or Stock Award, Performance Shares, or Performance Units. All expenses of administering this Plan are borne by the Company.

3.03    Delegation
The Committee, in its discretion, may delegate to the Chief Executive Officer or the President of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time. However, any revocation or amendment of a delegation does not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

Eligibility

4.01    General Eligibility
Except as limited by Section 4.02, any employee of the Company or a Subsidiary (including an entity that becomes a Subsidiary after the adoption of this Plan) or any member of the Board, whether or not the Board member is employed by the Company or a Subsidiary, is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that the person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary.

4.02    Limited Eligibility for Incentive Stock Options
Incentive Stock Options may be granted only to persons who are employees of the Company or a “subsidiary,” as defined in Code Section 424(f), on the date of grant.

ARTICLE V

Common Stock Subject to Plan

5.01    Common Stock Issued or Delivered
Common Stock to be delivered by the Company under a Stock Award, in settlement of an award of Performance Shares or Performance Units, or by exercise of an Option to a Participant (or the Participant’s successor in interest or personal representative or, if the Participant so directs, broker) will be:

(a)    from the Company’s authorized but unissued Common Stock; or

(b)    outstanding Common Stock acquired by or on behalf of the Company in the name of a Participant (or the Participant’s successor in interest, personal representative or broker); or

(c)    a combination of (a) and (b).

5.02    Maximum Shares Available
(a)    Aggregate Limit
No more than 16,500,000 shares of Common Stock may be issued or acquired and delivered under this Plan through the exercise of Options, the grant of Stock Awards, and the settlement of Performance Shares and Performance Units. This maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is subject to adjustment under Article X. The actual number of shares of Common Stock issued or acquired and delivered under the Plan is determined under Section 5.03.

(b)    Limit on Awards to Non-Employee Directors
The total number of shares of Common Stock issued or acquired and delivered under the Plan to members of the Board who are not employees of the Company or a Subsidiary cannot exceed 100,000 shares.

5.03    Reallocation of Shares
(a)    Termination of Award
If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares allocated to the termination Option or termination portion may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the terminated Stock Award or terminated portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with cash, shares of Common Stock, or a combination of cash and shares, the number of shares allocated to the terminated Performance Share award or termination portion may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Units is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Unit award or portion thereof may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

(b)    Reallocation Prohibited
Shares of Common Stock that would otherwise be issued or delivered under the Plan but are not issued or delivered because the shares are:

(i)    Tendered in full or partial payment of any Option price;

(ii)    Tendered or withheld by the Company in satisfaction of tax withholding obligations; or

(iii)     Repurchased by the Company with Option proceeds.

may not be reallocated to other Options, Performance Shares, Performance Units, or Stock Awards to be granted under the Plan. Any shares of Common Stock not issued or delivered under (i), (ii), or (iii) are treated as shares of Common Stock issued or delivered under the Plan for purposes of the limits in Section 5.02.

ARTICLE VI

Options

6.01    Terms of Award
The Administrator will designate each individual to whom an Option is to be granted. The Agreement for the Option will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 6.02;

(b)    the exercise price of the Option, subject to Section 6.03;

(c)    the earliest date when the Option can be exercised, subject to Section 6.04;

(d)    the maximum exercise period of the Option, subject to Section 6.05;

(e)    whether the Option is transferable as permitted under Section 6.07;

(f)    any specific terms regarding exercise of the Option permitted under Section 6.09; and

(g)    any specific terms regarding payment permitted under Section 6.10.

6.02    Maximum Number of Shares
No Participant may be granted Options in any calendar year covering more than 500,000 shares of Common Stock.

6.03    Option Price
The price per share for shares of Common Stock purchased on the exercise of an Option will be determined by the Administrator on the date of grant and cannot be less than the Fair Market Value on the date the Option is granted.

6.04    Earliest Exercise Date
The earliest date on which the Participant may exercise an Option will be determined by the Administrator on the date of grant. However, the Administrator may not permit a Participant to exercise any Options covered by the Agreement earlier than as follows:

(a)    before one year after the date the Options were granted, no Options may be exercised;

(b)    at least one year after and before two years after the date the Options were granted, Options for 1/3 of the shares covered by the Agreement may be exercised;

(c)    at least two years after and before three years after the date the Options were granted, Options for 2/3 of the shares covered by the Agreement may be exercised; and

(d)    at least three years after the date the Options were granted, Options for all of the shares covered by the Agreement may be exercised.

6.05    Maximum Option Period
The maximum period in which an Option may be exercised will be determined by the Administrator on the date of grant. However, no Option is exercisable more than 10 years after the date the Option was granted.

6.06    Non-transferability
Except as provided in Section 6.07, each Option granted under this Plan is non-transferable except by will or by the laws of descent and distribution. Except as provided in Section 6.07, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option is liable for, or subject to, any lien, obligation, or liability of the Participant.

6.07    Transferable Options
If the Agreement provides, an Option that is not an Incentive Stock Option may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of an Option transferred under this Section is bound by the same terms and conditions that governed the Option during the period that it was held by the Participant, except this Section 6.07. The transferee may not transfer the Option except by will or the laws of descent and distribution.

6.08    Status as Employee or Director
For purposes of determining the applicability of Code Section 422 (relating to Incentive Stock Options), or if the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

6.09    Exercise
Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at times and in compliance with requirements as the Administrator determines. However, Incentive Stock Options (granted under the Plan and all plans of the Company and its subsidiary corporations, as those terms are defined in Code Section 424) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option does not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.10    Payment of Option Price
Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in:

(a)    cash or a cash equivalent acceptable to the Administrator; or

(b)    unrestricted shares of Common Stock previously acquired by the Participant and, if those shares were acquired from the Company, that have been held by the Participant for at least six months.

If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalents and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. Payment in “cash” or “cash equivalents” includes delivery of cash or cash equivalents by a broker under a “cashless exercise” arrangement at the time of exercise or following the sale of shares to which the exercise relates. Any shares of Common Stock used to pay any part of the Option price will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

6.11    Shareholder Rights
No Participant has any rights as a shareholder with respect to shares subject to the Participant’s Option until the date the Option is exercised.

6.12    Disposition of Shares
A Participant will notify the Company of any sale or other disposition of shares acquired under an Option that was an Incentive Stock Option if the sale or disposition occurs:

(a)    within two years of the grant of the Option; or

(b)    within one year of the issuance of shares to the Participant.

The notice must be in writing and directed to the Corporate Secretary of the Company.

6.13    Restriction on Repricing and Purchasing Options
Without prior shareholder approval:

(a)    the Administrator is not permitted to authorize the amendment of any outstanding Option to reduce the Option price;

(b)    an Option cannot be cancelled and replaced with new awards having a lower Option price, where the economic effect would be the same as reducing the Option price of the Option; and

(c)    at any time when the Option price of a previously granted Option is above the Fair Market Value of one share of Common Stock, the Administrator is not permitted to offer to purchase the previously granted Option for a cash payment in substitution for or upon the cancellation of the Option.

6.14    Incentive Stock Options
No Option that is intended to be an Incentive Stock Option is invalid for failure to qualify as an Incentive Stock Option.

ARTICLE VII

Stock Awards

7.01    Award
The Administrator will designate each individual to whom a Stock Award is to be made. The Agreement for the Stock Award will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 7.02;

(b)    when the Stock Award vests, subject to Section 7.03; and

(c)    any Performance Objectives to which the Stock Award is subject, as described in Section 7.04.

7.02    Maximum Number of Shares
No Participant may receive Stock Awards in any calendar year for more than 150,000 shares of Common Stock.

7.03    Vesting
The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award will be forfeitable or otherwise restricted for a period of time. The Administrator generally may not provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. In special situations, such as awards to newly hired Participants or Participants reasonably expected to retire in less than three years, the Administrator may provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. In no event, however, may the Administrator provide that a Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than one year after the date of the award.

7.04    Performance Objectives
In addition to any vesting of a Stock Award imposed under Section 7.03, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on Performance Objectives. In cases where a Stock Award will become non-forfeitable and transferable only upon the attainment of Performance Objectives and satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, then the shares subject to the Stock Award will become non-forfeitable and transferable only to the extent that the Committee certifies that the Performance Objectives have been attained.

7.05    Status as Employee or Director
If the terms of any Stock Award provide that shares become transferable and non-forfeitable only after completion of a specified period of employment or Board service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

7.06    Shareholder Rights
Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted under the Stock Award may be forfeited or are non-transferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares. However, during that period:

(a)    a Participant may not sell, transfer, pledge, exchange or otherwise dispose of shares granted under a Stock Award;

(b)    the Company will retain custody of the certificates evidencing shares granted under a Stock Award; and

(c)    if requested by the Administrator, the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

After the shares granted under the Stock Award are transferable and no longer forfeitable, the above limitations will not apply. The Company will deliver to the Participant certificates evidencing shares of Common Stock subject to the award as soon thereafter as possible.

ARTICLE VIII

Performance Share Awards

8.01    Award
The Administrator will designate each individual to whom an award of Performance Shares is to be made. The Agreement for the award of Performance Shares will specify:

(a)    the number of shares of Common Stock covered by the award, subject to Section 8.02;

(b)    when the Performance Shares vest, subject to Section 8.03;

(c)    any Performance Objectives to which the Performance Shares are subject, as described in Section 8.04;

(d)    any shareholder rights granted to the Participant under Section 8.06; and

(e)    whether the Performance Shares are transferable under Section 8.08.

8.02    Maximum Number of Shares
No Participant may receive awards of Performance Shares in any calendar year for more than 300,000 shares of Common Stock (based on the maximum possible payout under the awards).

8.03    Vesting
The Administrator, on the date of the grant, may prescribe that a Participant’s rights in Performance Shares will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Shares become non-forfeitable earlier than one year after the date of the award.

8.04    Performance Objectives
The Administrator, on the date of the grant of an award, may prescribe that all or a portion of the Performance Shares will be earned, and the Participant will be entitled to receive a payment under the award of Performance Shares, only upon the satisfaction of Performance Objectives during a performance measurement period of at least one year, or other criteria prescribed by the Administrator. With respect to Performance Shares that will be earned only upon satisfaction of Performance Objectives, and as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Shares only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

8.05    Payment
In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Shares is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Shares that has been earned will be settled.

8.06    Shareholder Rights
No Participant, as a result of receiving an award of Performance Shares, has any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 7.06. However, all Agreements awarding Performance Shares after December 31, 2009 must provide that dividend equivalents with respect to the award will not be paid before the Performance Shares are earned and vested. During the period beginning on the date the Performance Shares are awarded and ending on the certification date of the Performance Objectives, the number of Performance Shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value on the dividend payment date. The cumulative number of Performance Shares will be adjusted to determine the final payment based on the Performance Objectives as certified by the Committee. The final adjusted number of Performance Shares will be paid as provided under Section 8.05.

8.07    Non-Transferability
Except as provided in Section 8.08, Performance Shares granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares is liable for, or subject to, any lien, obligation, or liability of such Participant.

8.08    Transferable Performance Shares
If the Agreement provides, an award of Performance Shares may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of Performance Shares transferred pursuant to this Section is bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant, except this Section 8.08. The transferee may not transfer Performance Shares except by will or the laws of descent and distribution.

8.09    Status as Employee or Director
If the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

ARTICLE IX

Performance Units

9.01    Award
The Administrator will designate each individual to whom an award of Performance Units is to be made. The Agreement for the award of Performance Units will specify:

(a)    the number of Performance Units covered by the award, subject to Section 9.02;

(b)    when the Performance Units vest, subject to Section 9.03;

(c)    the Performance Objectives to which the Performance Units are subject, as described in Section 9.04; and

(d)    whether the Performance Units are transferable under Section 9.07.

9.02    Maximum Number of Units
No Participant may receive an award of more than 1,000,000 Performance Units in any calendar year.

9.03    Vesting
The Administrator, on the date of the award, may prescribe that a Participant’s rights in Performance Units will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Units become non-forfeitable earlier than one year after the date of the award.

9.04    Performance Objectives
The Administrator, on the date of grant of an award, will prescribe that all or a portion of the Performance Units will be earned and the Participant will be entitled to receive a payment under the award of Performance Units, only upon the satisfaction of Performance Objectives and other criteria prescribed by the Administrator during a performance measurement period of at least one year. With respect to Performance Units as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Units only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

9.05    Payment
In the discretion of the Administrator, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Units is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Units that has been earned will be settled.

9.06    Non-Transferability
Except as provided in Section 9.07, Performance Units granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an award of Performance Units is liable for, or subject to, any lien, obligation, or liability of such Participant.

9.07    Transferable Performance Units
If provided in an Agreement, an award of Performance Units may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions as may be permitted under Rule 16b-3. The holder of Performance Units transferred under this Section is bound by the same terms and conditions that governed the Performance Units during the period that it was held by the Participant, except this Section 9.07. The transferee may not transfer the Performance Units except by will or the laws of descent and distribution.

9.08    Status as Employee or Director
If the terms of an award of Performance Units provide that a payment will be made only if the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons will not be deemed interruptions of continuous employment or Board service.

9.09    Shareholder Rights
No Participant, as a result of receiving an award of Performance Units, has any rights as a shareholder of the Company or any Subsidiary on account of the award.

ARTICLE X

Adjustment Upon Change in Common Stock

10.01    Equitable Adjustments
(a)    Events Resulting in Adjustments
If any of the following events occurs, the Committee will make the adjustments described in Section 10.01(b):

(i)    the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares;

(ii)    the Company engages in any transaction to which Section 424 of the Code applies; or

(iii)    there occurs any other event that, in the judgment of the Committee, necessitates adjustments.

(b)    Adjustments
To the extent the Committee determines adjustment is equitably required, the Committee will adjust the following, subject to Section 10.01(c):

(i)    the maximum number and kind of shares as to which Options, Stock Awards, Performance Shares, and Performance Units may be granted;

(ii)    the terms of outstanding Stock Awards, Options, Performance Shares, Performance Units; and

(iii)    the per individual limitations on the number of shares of Common Stock for which Options, Performance Shares, Performance Units and Stock Awards may be granted.

(c)    Limitation on Adjustments
The Committee in its sole discretion may elect not to adjust Performance Objectives under any award if it determines that the adjustment would cause the award to cease to qualify as performance-based compensation under Code Section 162(m).

(d)    Replacement of Awards
The Committee may provide for the replacement of any outstanding awards under the Plan (or any portion of any award) with alternative consideration (including, without limitation, cash) as the Committee in good faith determines to be equitable under the circumstances. The Committee may require, in connection with any replacement, the surrender of all awards so replaced.

(e)    Authority of Committee
Any determination, adjustment, or replacement made by the Committee under this Section 10.01 is final and conclusive.

10.02    Affect of Issuance of Stock
No adjustments described in Section 10.01(b) will be made as a result of the issuance by the Company of stock of any class or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe for the stock or securities, or upon conversion of stock or obligations of the Company convertible into stock or other securities.

10.03    Substitution of Awards
The Committee may make Stock Awards and may grant Options, Performance Shares, and Performance Units in substitution for performance shares, phantom shares, stock awards, stock options, or similar awards held by an individual who becomes an employee or director of the Company or a Subsidiary in connection with a transaction d escribed in Section 10.01(a). Subject to the requirements of Section 5.02, the terms of the substituted Stock Awards, Options, Performance Shares or Performance Units will be as the Committee, in its discretion, determines appropriate.

ARTICLE XI

Compliance With Law and Approval of Regulatory Bodies

11.01    Required Compliance
No Option will be exercisable, no shares of Common Stock will be issued, no certificates for shares of Common Stock will be delivered, and no payment will be made under this Plan except in compliance with:

(a)    all applicable Federal and state laws and regulations (including, without limitation, withholding tax requirements);

(b)    any listing agreement to which the Company is a party; and

(c)    the rules of all domestic stock exchanges on which the Company’s shares may be listed.

The Company has the right to rely on an opinion of its counsel as to compliance with the above.

11.02    Legends on Stock Certificates
Any stock certificate issued to evidence shares of Common Stock:

(a)    when a Stock Award is granted;

(b)    when a Performance Share or Performance Unit is settled; or

(c)    for which an Option is exercised

may bear legends and statements the Administrator deems advisable to assure compliance with Federal and state laws and regulations.

11.03    Prior Regulatory Approval
Until the Company has obtained any consent or approval deemed advisable by the Administrator from regulatory bodies having jurisdiction over the Plan:

(a)    no Option will be exercisable;

(b)    no Stock Award, Performance Shares or Performance Units will be granted;

(c)    no shares of Common Stock will be issued;

(d)    no certificate for shares of Common Stock will be delivered; and

(e)    no payment will be made

under this Plan.

ARTICLE XII

Change in Control Provisions

12.01    Effect on Awards

(a)    Subject to Section 13.09, the following provisions govern the treatment of an outstanding award under this Plan upon a Change in Control if the award is not continued under Section 12.02(a) and is not substituted under Section 12.02(b):

(i)    Options
Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date.

(ii)    Stock Awards
Each outstanding Stock Award is transferable and non-forfeitable on and after a Control Change Date without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(iii)    Performance Shares
Each outstanding Performance Share award is earned as of a Control Change Date and will be settled as soon thereafter as practicable.

(iv)    Performance Units
All outstanding Performance Units are earned as of a Control Change Date and will be settled as soon thereafter as possible.

(b)    Subject to Section 13.09, the following provisions govern the treatment of an outstanding award under this Plan upon a Change in Control if the award is continued under Section 12.02(a) or substituted under Section 12.02(b):

(i)    Options
Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination.

(ii)    Stock Awards
Each outstanding Stock Award is transferable and non-forfeitable on and after the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(iii)    Performance Shares
Each outstanding Performance Share award is earned as of the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination, and will be settled as soon thereafter as practicable.

(iv)    Performance Units
Each outstanding Performance Unit Award is earned as of the earlier of:

(A)    The date specified in the Award Agreement; or

(B)    The Participant’s Change in Control Termination, and will be settled as soon thereafter as practicable.

(c)    Definitions
For purposes of this Article XII:

(i)    Change in Control Termination. A Participant has a Change in Control Termination if:

(A)    The Participant’s employment is terminated by the Company or a Subsidiary during the Severance Period other than:

(I)     because of the Participant’s death;

(II)    because the Participant became permanently disabled within the meaning of, and began receiving disability benefits under, the Company or Subsidiary sponsored long-term disability plan in effect for, or applicable to, the Participant immediately prior to the Change in Control;

(III)    under any mandatory retirement policy of the Company or a Subsidiary; or

(IV)    for Cause;

or

(B)    The Participant terminates his or her employment during the Severance Period for Good Reason, regardless of whether any other reason, other than Cause, for the Participant’s termination exists or has occurred, including other employment.

(ii)    Severance Period. A Severance Period resulting from a Change in Control is the period beginning on the date the Change in Control occurs and ending on the earliest of:

(A)	The second anniversary of the Change in Control;

(B)	The Participant’s 65th birthday, if the Participant is subject to the DTE Energy Mandatory Retirement Policy; or

(C)	The Participant’s death.

(iii)    Good Reason. A Participant terminates employment for Good Reason if the Participant terminates his or her employment during the Severance Period following the occurrence of any of the following events during the Severance Period:

(A)    Failure to elect or reelect to the office, or otherwise maintain the Participant in a position within the same or higher Executive Grouping Level (as in existence prior to the Change in Control) with the Company and/or a Subsidiary, as applicable, which the Participant held immediately prior to the Change in Control, or the removal of the Participant as Chairman of the Company (or any successor to the Company) if the Participant was Chairman of the Company immediately prior to the Change in Control;

(B)    A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and its Subsidiaries as compared to other executives in the same Executive Grouping Level within the Company or the Subsidiary which the Participant held immediately prior to the Change in Control;

(C)    A reduction in the Participant’s Base Pay or the opportunity to earn Incentive Pay from the Company, its Subsidiaries or the failure to pay the Participant Base Pay or Incentive Pay earned when due;

(D)    The termination or denial of the Participant’s rights to Employee Benefits or a material reduction in the aggregate scope or value of Employee Benefits (unless, in the case of Welfare Benefits or Pension Benefits the termination, denial or reduction applies to all similarly situated employees of the Company and its Subsidiaries), any of which is not remedied by the Company within 10 calendar days after the Company receives written notice from the Participant of the change, reduction or termination;

(E)    Without the Participant’s prior written consent, the Company:

(I)    Requires the Participant to change the Participant’s principal location of work to any location that is in excess of 300 miles from the location immediately prior to the Change in Control; or

(II)    Requires the Participant to travel away from the Participant’s office in the course of discharging the Participant’s responsibilities or duties at least 40% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than the average number of travel days per calendar year that was required of the Participant in the three full calendar years immediately prior to the Change in Control;

(iv)    Cause. The Participant’s employment will be considered terminated for Cause if prior to termination of the Participant’s employment, the Board reasonably determines, based on a preponderance of the evidence reasonably available to the Board as of the date the Board adopts the resolution described below, that the Participant committed or engaged in:

(A)    an intentional act of fraud, embezzlement or theft at a level that constitutes a felony in connection with the Participant’s duties or in the course of the Participant’s employment with the Company or a Subsidiary, whether or not the Participant is convicted or pleads guilty or nolo contender (no contest) to any related criminal charges;

(B)    Intentional wrongful damage to property of the Company or a Subsidiary;

(C)    Intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary;

(D)    Intentional wrongful engagement in any Competitive Activity;

(E)     Willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company that is not cured within 30 days after the Board delivers to the Participant a written demand for substantial performance specifically identifying the Participant’s failure to perform; or

(F)    Other intentional activity, including but not limited to a breach of the Participant’s fiduciary duties with respect to the Company, a Subsidiary, or any welfare plan or pension plan sponsored by the Company or a Subsidiary;

which, in the reasonable judgment of the Board and based on a preponderance of the evidence available to the Board is significantly detrimental to the reputation, goodwill or business of the Company or significantly disrupts the workplace environment or operation of the Company’s business or administrative activities.

For purposes of this Article XII, no act or failure to act on the part of a Participant will be deemed “intentional” if it was due primarily to an error in the Participant’s judgment or the Participant’s negligence. An act will be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

For purposes of this Article XII, the Participant has not been terminated for Cause unless and until:

(G)    A meeting of the Board is called and held for the purpose of determining if the Participant is to be terminated for Cause; and

(H)    The Participant is given reasonable notice of the meeting and an opportunity to be heard before the Board, with Participant’s counsel if the Participant so chooses; and

(I)    At that meeting the Board finds, in the good faith opinion of the Board, that the Participant has committed an act entitling the Board to terminate the Participant’s employment for Cause; and

(J)    The Participant has been provided a copy of the resolution duly adopted at that meeting by the affirmative vote of not less than three-quarters of the Board then in office and specifying in detail the particulars of the Board’s finding.

The Participant and the Participant’s beneficiaries retain the right to contest the validity or propriety of the Board’s determination that the Participant’s employment was terminated for Cause.

(v)    Competitive Activity. Competitive Activity is a Participant’s direct employment, without the written consent of the Board (or any Committee of the Board to which the Board delegates its authority in writing), in any business or enterprise (including the Participant’s own business or enterprise) if:

(A)    The business or enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries in any state in which the Company or Subsidiary was engaged in business or actively negotiating to enter business as of the Participant’s Change in Control Termination; and

(B)    The business’s or enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries amounted to 10% of the business’s or enterprise’s net sales for its most recently completed fiscal year; and

(C)    the Company’s or Subsidiary’s net sales of the competitive product or service amounted to 10% of the Company’s or Subsidiary’s net sales for its most recently completed fiscal year; and

(D)    The Board determines the Participant’s employment in the business or enterprise is detrimental to the Company or any of its Subsidiaries.

“Competitive Activity” does not include the mere ownership of not more than 10% of the total combined voting power or aggregate value of all classes of stock or other securities in the enterprise and the Participant’s exercise of rights resulting from ownership of the stock.

The Board (or its delegate) has sole discretion and authority to determine if a Participant is engaging in Competitive Activity for purposes of this Article XII. It is the Participant’s responsibility to provide information sufficient for the Board (or its delegate) to make these determinations.

(vi)    Incentive Pay. Incentive Pay is the aggregate annual payments of cash or equity compensation (determined without regard to any deferral election) and annual vesting of equity compensation, in addition to Base Pay, under any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor, providing economic value on an aggregate basis at least as favorable to the Participant, in terms of the amount of benefits, levels of coverage and performance measures and levels of required performance, as the benefits payable prior to the Change in Control.

(vii)    Base Pay. Base Pay is the Participant’s annual base salary (prior to any pre-tax deferrals made under any employee benefit plans of the Company) in effect immediately prior to the Change in Control or immediately prior to the Participant’s Change in Control Termination, if higher.

12.02    Conversion of Outstanding Awards

(a)    Continuation of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt and maintain the Plan and to adopt and maintain all outstanding Award Agreements under the existing terms of the Agreement. Equitable adjustments will be made to all outstanding Award Agreements to reflect the Fair Market Value of the Common Stock as of the day before the Control Change Date and to substitute Common Stock subject to Agreements with comparable common stock of the Surviving Entity or Acquiring E ntity.

(b)    Substitution of Plan
If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt a comparable equity compensation plan and grant new Awards under that plan in substitution for outstanding Awards under this Plan. The fair market value of the common stock of the Surviving Entity or Acquiring Entity subject to the substituted Awards will not be less than the Fair Market Value of the Common Stock subject to outstanding Awards under this Plan as of the day before the Control Change Date.

12.03    Settlement of Awards

(a)    Options

(i)    If outstanding Options under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Options become exercisable under Section 12.01(a)(i), each Participant with an outstanding Option will be paid, for each share of Common Stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the Common Stock as of the day before the Control Change Date over the exercise price of the Option.

(ii)    If outstanding Options under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b), and the Options become exercisable under Section 12.01(b)(i)(B), the Participant will be paid, for each share of substituted common stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination over the exercise price of the Option.

(b)    Stock Awards

(i)    If outstanding Stock Awards under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Stock Awards become transferable and non-forfeitable under Section 12.01(a)(ii), each Participant with a Stock Award will be paid, for each share of Common Stock subject to an outstanding Stock Award, the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(ii)    If outstanding Stock Awards under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b), and the Stock Awards become transferable and non-forfeitable under Section 12.01(b)(ii)(B), the Participant will be paid, for each share of substituted common stock subject to an outstanding Stock Award, the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination.

(c)    Performance Shares

(i)    If outstanding Performance Share Awards under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Performance Share Awards become earned under Section 12.01(a)(iii), an award is based only on criteria other than Performance Objectives (such as continued service) is earned in full. The amount of a Performance Share Award based on Performance Objectives earned is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance. Performance Shares will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(ii)    If outstanding Performance Share Awards under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b) and the Performance Share Awards become earned under Section 12.01(b)(iii)(B), an award is based only on criteria other than Performance Objectives (such as continued service) is earned in full. The amount of a Performance Share Award based on Performance Objectives earned is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the date of the Participant’s Change in Control Termination for purposes of determining actual levels of performance. Performance Shares will be settled in cash based on the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination.

(d)    Performance Units

(i)    If outstanding Performance Unit Awards under this Plan are not continued under Section 12.02(a) and are not substituted under Section 12.02(b) and the Performance Unit Awards become earned under Section 12.01(a)(iv), the amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance. Performance Units will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(ii)    If outstanding Performance Unit Awards under this Plan are continued under Section 12.02(a) or substituted under Section 12.02(b) and the Performance Unit Awards become earned under Section 12.01(b)(iv)(B), the amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(A)    target levels of performance; or

(B)    actual levels of performance,

using performance through the date of the Participant’s Change in Control Termination for purposes of determining actual levels of performance. Performance Units will be settled in cash based on the Fair Market Value of the substituted common stock as of the day before the Participant’s Change in Control Termination.

12.04    Qualified Termination Before Qualified Change-in-Control
(a)    Status as of Change in Control
If an Eligible Executive experiences a Qualified Termination, the Eligible Executive will be treated as if a Change in Control occurred the day before the date of the Eligible Executive’s Qualified Termination.

(b)    Eligible Executive
For purposes of this Section 12.04, an “Eligible Executive” is a Participant who has an effective Change in Control Severance Agreement with the Company at the time of the Participant’s Qualified Termination.

(c)    Qualified Termination
For purposes of this Section 12.04, a Qualified Termination is the Eligible Executive’s involuntary termination that entitles the Eligible Executive to benefits under the Eligible Executive’s Change in Control Severance Agreement, but only if:

(i)    the Executive’s involuntary termination occurs during a Severance Period (as defined in the Eligible Executive’s Change in Control Severance Agreement) resulting from a change in control event under the Change in Control Severance Agreement that precedes and is anticipatory of a second change in control event under the Change in Control Severance Agreement (the “Qualified Severance Period”); and

(ii)    the Executive’s involuntary termination occurs before a Qualified Change-in-Control occurs under this Plan.

(d)    Qualified Change-in-Control
For purposes of this Section 12.04, a Qualified Change-in-Control under this Plan is a Change in Control that:

(i)    occurs after the Eligible Executive’s Qualified Termination; and

(ii)    occurs before the end of the Qualified Severance Period; and

(iii)    is the consummation of the anticipatory event that resulted in the Eligible Executive’s Qualified Severance Period.

(e)    Computation
The outstanding Options held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Options exercised by the Eligible Executive after the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Stock Awards held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Stock Awards that became transferable and non-forfeitable because of the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Performance Shares held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Shares.

The outstanding Performance Units held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Units.

ARTICLE XIII

General Provisions

13.01    Effect on Employment and Service
The adoption of this Plan, the operation of this Plan, or any document describing or referring to this Plan (or any part of this Plan) does not:

(a)    confer on any individual the right to continue in the employ or service of the Company or a Subsidiary; or

(b)    in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without a reason.

13.02    Unfunded Plan
The Plan is unfunded. The Company is not required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan is based solely on contractual obligations created under this Plan. No obligation of the Company under this Plan is secured by any pledge of, or other encumbrance on, any property of the Company.

13.03    Rules of Construction
Headings are given to the articles and sections of this Plan solely as a convenience. The reference to any statute, regulation, or other provision of law refers to any amendment to or successor of the provision.

13.04    Restrictions on Transfer of Shares Issued or Delivered
(a)    Company’s Right of First Refusal
An Agreement may provide that the Company has reserved a right of first refusal to purchase the Common Stock acquired on exercise of Options or under a Stock Award or award of Performance Shares or Performance Units at a price equal to the Fair Market Value per share repurchased determined as of the day preceding the day the Company notifies the Participant of its intention to repurchase the shares. If the Company reserves this right, the Participant must comply with the terms of the Agreement and any procedures established by the Administrator prior to any disposition of Common Stock acquired under the Agreement. The Company will have a maximum of five days following the date on which Participant is required to notify the Company of the Participant’s intent to dispose of the Common Stock to advise the Participant whether the Company will purchase the Common Stock.

(b)    Additional Restrictions
An Agreement may provide that the shares of Common Stock to be issued or delivered on exercise of an Option or in settlement of an award of Performance Shares or Performance Units or the shares of Common Stock subject to a Stock Award that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VII are subject to additional restrictions on transfer.

13.05    Effect of Acceptance of Award
By accepting an award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Company or the Administrator.

13.06    Governing Law
The provisions of this Plan will be interpreted and construed in accordance with the laws of the State of Michigan, other than its choice-of-law provisions.

13.07    Coordination with Other Plans
Participation in the Plan does not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Treatment of any income realized as a result of the exercise, vesting, or settlement of awards under the Plan for purposes of any Company-sponsored or Subsidiary-sponsored employee pension benefit plan, insurance or other employee benefit programs will be governed by the terms of the other plans or programs.

13.08    Tax Withholding
If required by law, the Company will withhold or cause to be withheld Federal, state and/or local income and employment taxes in connection with the exercise, vesting or settlement of an award under the Plan. Unless otherwise provided in the applicable Agreement, each Participant may satisfy any required tax withholding by any of the following means in any combination:

(a)    a cash payment;

(b)    delivery to the Company of a number of shares of Common Stock previously acquired by the Participant having a Fair Market Value, on the date the tax liability first arises, equal to the tax liability being paid and, if the shares were acquired from the Company, that have been held by the Participant for at least six months; or

(c)    by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant under the exercise, vesting or settlement of an award either:

(i)    the number of shares of Common Stock having a Fair Market Value, on the date the tax liability first arises, equal to the minimum statutory withholding required for the Participant based on applicable law; or

(ii)    if permitted by the Company, a specified number of shares of Common Stock having a Fair Market Value of not less than the minimum statutory withholding required for the Participant based on applicable law and not more than tax withholding calculated using the maximum statutory tax rates in the applicable jurisdiction.

Any Common Stock delivered to the Company by the Participant or withheld from Common Stock otherwise issuable to the Participant to satisfy any required tax withholding will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

If the amount required is not paid, the Company may refuse to issue or deliver shares or cash under the award.

13.09    Limitation on Benefits
(a)    Purpose of Benefit Limitation
Benefits, payments, accelerated vesting and other rights under this Plan may constitute Parachute Payments subject to the “golden parachute” rules of Code Section 280G and the excise tax under Code Section 4999. It is the Company’s intention to reduce any Parachute Payments if, and only to the extent that, a reduction will allow the affected Participant to receive a greater Net After Tax Amount than the Participant would receive absent a reduction. This Section 13.09 describes how the Company’s intent will be effected.

(b)    Determination of Parachute Payment Amount
The Accounting Firm will first determine the amount of any Parachute Payments payable to a Participant. The Accounting Firm will also determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments. The Accounting Firm will next determine the amount of the Participant’s Capped Parachute Payments. Finally, the Accounting Firm will determine the Net After Tax Amount attributable to the Participant’s Capped Parachute Payments.

(c)    Amount Paid to Participant
That Participant will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield a higher Net After Tax Amount. In that case that Participant will receive the Capped Parachute Payments. If a Participant receives Capped Parachute Payments, the Participant’s benefits, payments, accelerated vesting or other rights under this Plan will be adjusted, if at all, as determined in the sole discretion of the Committee. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(d)    Adjustment of Amount Paid
As a result of any uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determination under this Section 13.09, it is possible that amounts will have been paid, vested, earned or distributed that should not have been paid, vested, earned or distributed under this Section 13.09 (“Overpayments”), or that additional amounts should be paid, vested, earned, or distributed under this Section 13.09 (“Underpayments”).

(i)    OverpaymentIf the Accounting Firm determines, based on either controlling precedent, substantial authority, or the assertion of a deficiency by the Internal Revenue Service against a Participant or the Company which the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then the Participant is required to:

(A)    pay the Company upon demand the sum of the Overpayment plus interest on the Overpayment at the prime rate provided in Code Section 7872(f)(2) from the date of the Participant’s receipt of the Overpayment until the date of repayment; or
(B)    agree to other arrangements that the Committee determines to be equitable in the circumstances.

The Participant will be required to make the repayment or agree to other arrangements, if, and only to the extent, that the repayment or other arrangement would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(ii)    Underpayment
If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination. The Company will:

(A)    pay the Participant the sum of the Underpayment plus interest on the Underpayment at the prime rate provided in Code Section 7872(f)(2) from the date the Underpayment should have been paid until actual payment; or
(B)    take other action the Committee determines to be equitable in the circumstances.

(e)    Determinations by Accounting Firm
All determinations made by the Accounting Firm under this Section 13.09 are binding on the Participant and the Company. The determinations must be made as soon as practicable but no later than 30 days after a Control Change Date.

(f)    Exclusion from Benefit Limitation
This Section 13.09 does not apply to any Participant entitled to an indemnification of excise taxes incurred under Code Section 4999, by a Change in Control Severance Agreement or other arrangement or agreement with the Company, with respect to Parachute Payments otherwise subject to limitation under this Section 13.09.

13.10    Clawback
(a)    Definitions
For purposes of this Section 13.10:

(i)    Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act; and

(ii)    incentive compensation means Options, Stock Awards subject to Performance Objectives under Section 7.04, Performance Shares, and Performance Units (but specifically excludes Stock Awards subject only to vesting under Section 7.03) paid or awarded to a Participant under the Plan.

(b)    Conditions Required for Clawback of Incentive Compensation
Clawback of incentive compensation from a Participant may occur when all three of the following conditions exist:

(i)    The incentive compensation payment or award (or vesting of the award) was based on the achievement of financial results reported on Form 10-Q, Form 10-K, or other report filed with the Securities and Exchange Commission and the financial results were the subject of a subsequent restatement because of the Company’s material noncompliance with any financial reporting requirement under federal securities laws (other than a restatement as a result of a change in applicable accounting principles); and

(ii)    A lower incentive compensation payment or award would have been made to the Participant (or lesser or no vesting of the award would have occurred) based on the restated financial results; and

(iii)    The incentive compensation payment or award or the vesting of the award occurred during the three-year period preceding the date on which the Company was required to prepare the accounting restatement (with that date determined under applicable regulations under the Dodd-Frank Act).

(c)    Clawback of Incentive Compensation
If the Committee determines that the requirements of Section 13.10(b) have been satisfied, the Company may seek to recover from a Participant, in accordance with applicable law and regulations and employing the recovery mechanisms in any Clawback Policy adopted by the Company, the portion of any incentive compensation paid to or received by the Participant for or during the three-year period described in Section 13.10(b)(iii) that is greater than the amount that would have been paid to or received by the Participant if the incentive compensation had been determined based on the restated financial results.

(d)    Adjustment of Outstanding Awards

If the Committee determines that the requirements of Section 13.10(b) have been satisfied, the Committee may cancel, in whole or in part, any outstanding incentive compensation award if the Administrator took the Company’s financial results into account in granting the award and those financial results were reduced in the subsequent restatement.

(e)    Acceptance by Participant
By accepting an award of incentive compensation under the Plan, a Participant (and the Participant’s successor in interest or personal representative) is conclusively deemed to have accepted the requirements of this Section 13.10 and agreed to comply with any clawback of incentive compensation required by this Section 13.10.

ARTICLE XIV

Amendment

14.01    Authority to Amend
The Board may amend this Plan from time to time or terminate it at any time. However, no material amendment to the Plan may become effective until shareholder approval is obtained. A material amendment to the Plan is any amendment that would:

(a)    materially increase the aggregate number of shares of Common Stock that may be issued or delivered under the Plan or that may be issued to a Participant;

(b)    permit the exercise of an Option at an Option price less than the Fair Market Value on the date of grant of the Option or otherwise reduce the price at which an Option is exercisable, either by amendment of an Agreement or substitution with a new Award with a reduced price;

(c)    change the types of awards that may be granted under the Plan;

(d)    expand the classes of persons eligible to receive awards or otherwise participate in the Plan; or

(e)    require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

14.02    Participants’ Rights
No amendment or termination may, without a Participant’s consent, adversely affect the rights of the Participant under any Option, any Stock Award, or any award of Performance Shares or Performance Units outstanding at the time the amendment is made or the termination occurs.

ARTICLE XV

Duration of Plan

No Option, Stock Award, Performance Shares, or Performance Units may be granted under this Plan more than 10 years after the earlier of the adoption of the Plan by the Board in 2018 or the Plan’s approval by the Company’s shareholders in 2018. Options, Stock Awards, Performance Shares, and Performance Units granted before that date remain valid in accordance with the terms of their Agreements.

ARTICLE XVI

Effective Date of Plan

Options, Performance Shares and Performance Units may be granted under this Plan upon its adoption by the Board in 2018. However, Options granted under this Plan may not be exercised, Performance Shares and Performance Units granted under this Plan cannot be settled in Common Stock or Cash, and Stock Awards cannot be issued under this Plan until the Plan is approved by the Company’s shareholders at the Company’s 2018 annual meeting of shareholders.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance to your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4,
and AGAINST Proposals 5 and 6.

Proposal 1.	Elect twelve members of the Board of Directors for one year terms ending in 2019	01	Gerard M. Anderson	07	James B. Nicholson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	David A. Brandon	08	Josue Robles, Jr.
		03	W. Frank Fountain, Jr.	09	Ruth G. Shaw
		04	Charles G. McClure, Jr.	10	Robert C. Skaggs, Jr.
		05	Gail J. McGovern	11	David A. Thomas
		06	Mark A. Murray	12	James H. Vandenberghe

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
Proposal 2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.	☐	For	☐	Against	☐	Abstain
Proposal 3.	Provide a nonbinding vote to approve the Company's executive compensation.	☐	For	☐	Against	☐	Abstain
Proposal 4.	Approve an Amendment and Restatement of the DTE Energy Company Long-Term Incentive Plan.	☐	For	☐	Against	☐	Abstain
Proposal 5.	Vote on a shareholder proposal to commission an independent economic analysis of the potential cost impact to the company and shareholders of closing Fermi 2.	☐	For	☐	Against	☐	Abstain
Proposal 6.	Vote on a shareholder proposal to amend DTE bylaws to give holders in the aggregate of 10% of outstanding common stock the power to call a special shareowner meeting.	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED AS THE BOARD RECOMMENDS, EXCEPT AS INDICATED ON THE REVERSE.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on your Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

DTE ENERGY COMPANY
2018 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder(s):
The Annual Meeting of Shareholders of DTE Energy Company will be held at the Four Seasons Resort Palm Beach, 2800 South Ocean Boulevard, Palm Beach, FL 33480 on Thursday, May 3, 2018 at 8:00 a.m. (EDT).
All shareholders must pre-register in order to attend DTE Energy Company’s Annual Meeting of Shareholders. Please contact DTE Energy Shareholder Services by e-mail at shareowner@dteenergy.com or by telephone at (313) 235-4200 and provide your name, address, telephone number and your request to attend. DTE Energy will respond to all pre-registration requests and will maintain a list of verified shareholders at the admission desk for the meeting. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. No guests will be permitted. Annual meeting pre-registration requests must be received by the end of business on Thursday, April 26, 2018. Seating and parking are limited and admission is on a first-come basis.
Lisa A. Muschong
Vice President, Corporate Secretary and Chief of Staff
proxy

DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
By signing on the other side, I (we) appoint Bruce D. Peterson, Lisa A. Muschong and David E. Meador, any or all of them, as proxies to vote my (our) shares of Common Stock of DTE Energy Company at the Annual Meeting of Shareholders to be held on Thursday, May 3, 2018, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, 3 and 4, and AGAINST Proposals 5 and 6. Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you (except that your broker can vote your shares on Proposal 2 without your instruction). If you are a registered shareholder, you can also vote your shares at the meeting.
For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct Great-West Trust Company, LLC , as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 3, 2018, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
The Trustee is directed to vote as specified on the reverse. If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, 3 and 4, and AGAINST Proposals 5 and 6. Only the Trustee can vote your shares. Your shares cannot be voted in person.
For participants in the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.
For participants in the DTE Gas Company Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/dte	1-866-883-3382
Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 2, 2018.*	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 2, 2018.*	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Mailed copies must be received by 11:59 p.m. (EDT) on May 2, 2018.

*For DTE Energy Savings Plan participants — Internet and telephone voting are available through 11:59 p.m. (EDT) on April 30, 2018.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.